Filed pursuant to Rule 424(b)(4)
Registration No. 333-294947

PROSPECTUS

30,000,000 shares of common stock

This prospectus relates to the offer and sale of up to 30,000,000 shares of common stock, par value $0.00067, of BioLargo, Inc., a Delaware corporation (the “Company”), by the selling stockholder identified in this prospectus or their permitted transferees, to be issued by the Company pursuant to the terms of a purchase agreement dated March 20, 2026 (the “Purchase Agreement”), entered into between the Company and Clearthink Capital Partners, LLC, whom we refer to in this prospectus as “Clearthink” or the “selling stockholder.”

The shares of common stock being offered by the selling stockholder are being registered hereunder pursuant to the terms of a registrations rights agreement executed between the Company and Clearthink on March 20, 2026 (the “Registration Rights Agreement”), where the Company committed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering all the shares of common stock which may be, from time to time, issued and sold to Clearthink under the terms of the Purchase Agreement. We may sell up $10,000,000 (the “Commitment Amount”) of our shares of common stock to Clearthink at a purchase price equal to the average of the two lowest daily closing prices during the eight trading days preceding the date of purchase. (See “Clearthink Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Clearthink.) The prices at which Clearthink may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The 30,000,000 shares of stock are reserved for issuance to Clearthink in the future under the Purchase Agreement, if and when we sell shares to Clearthink under the Purchase Agreement after the date of this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the selling stockholder pursuant to the Purchase Agreement after the date of this prospectus.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any shares of our common stock will be sold by any of the selling stockholder, and we cannot predict when or in what amounts any of the selling stockholder may sell any of our shares of common stock offered by this prospectus. The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Since January 23, 2008, our common stock has been quoted on the OTC Markets Group Inc. (formerly OTC Bulletin Board) under the trading symbol “BLGO.” On April 16, 2026, the last reported sale price of our common stock on the OTC Markets Group Inc.’s OTCQX® Best Market was $0.15.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 5 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2026

Unless otherwise specified, the information in this prospectus is set forth as of April 17, 2026, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this registration statement fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “BioLargo,” the or our “Company,” “we,” “us” and “our,” we mean BioLargo, Inc., and our subsidiaries, including BioLargo Life Technologies, Inc., which holds our intellectual property; ONM Environmental, Inc. (“ONM”), which manufactures, markets, sells and distributes our odor and volatile organic compound (“VOC”) control products; BioLargo Energy Technologies, Inc. (“BETI”), formed to commercialize our proprietary battery technology; BioLargo Canada, Inc., our primary research and development team operating in Edmonton, Alberta Canada; BioLargo Engineering, Science & Technologies, LLC (“BLEST”), a professional engineering services division in Oak Ridge Tennessee; BioLargo Equipment Solutions & Technologies, Inc., which sells our water treatment products; BioLargo Development Corp., which employs and provides benefits to our employees; and Clyra Medical Technologies, Inc. (“Clyra Medical”), which commercializes our technologies in the medical and dental fields. All subsidiaries are wholly owned, except for BETI, BLEST and Clyra Medical.

This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 14.

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware in 1991. Our common stock is quoted on the OTC Markets highest level marketplace, the OTCQX® Best Market, under the trading symbol “BLGO”.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our telephone number is (888) 400-2863.

Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.BioLargo.blogspot.com. Websites concerning our subsidiaries are www.ONMEnvironmental.com, www.CupriDyne.com, www.ClyraMedical.com, www.BioLargoWater.com, and www.BioLargoEngineering.com. The information on our websites and blog are not, and shall not be deemed to be, a part of this prospectus.

The Offering

On March 20, 2026, we entered into the Purchase Agreement with Clearthink, pursuant to which Clearthink has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. (See the “Clearthink Transaction” section below for a description of the Purchase Agreement and the “Selling Stockholder” section below for additional information regarding Clearthink.) Additionally on March 20, 2026, we entered into the Registration Rights Agreement with Clearthink pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock that may be issued to Clearthink under the Purchase Agreement.

This prospectus covers 30,000,000 shares of stock, all of which are offered for sale by the selling stockholder. The 30,000,000 shares of common stock registered hereunder are reserved for issuance to Clearthink in the future pursuant to the terms and conditions of the Purchase Agreement, if and when we sell shares to Clearthink under the Purchase Agreement after the date of this prospectus.

We do not have the right to commence any sales to Clearthink under the Purchase Agreement until certain conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, direct Clearthink to purchase up to the lesser of (i) $500,000 of our common stock, and (ii) 300% of the daily average shares traded value for the eight trading days prior to the date of the purchase notice, with a minimum of no less than $25,000. At least five trading days must elapse between each purchase notice unless the parties mutually agree otherwise. Subject to the foregoing, we will control the timing and amount of any sales of our common stock to Clearthink. The purchase price of the shares that may be sold to Clearthink under the Purchase Agreement will be based equal to the average of the two lowest daily closing prices of our Common Stock during the eight trading days preceding the date that we issue a purchase notice to Clearthink. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement. Clearthink may not assign or transfer its rights and obligations under the Purchase Agreement.

As of the date of this prospectus there were 320,474,620 shares of our common stock outstanding, of which 276,784,884 were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Clearthink, only 30,000,000 shares of our common stock are being offered under this prospectus. If all of the 30,000,000 shares we may choose to sell to Clearthink were issued and outstanding as of the date hereof, such shares would represent 8.6% of the total number of shares of our common stock outstanding and 10.8% of the total number of outstanding shares held by non-affiliates. Depending on the price per share at which we sell our common stock to Clearthink, we may be authorized to issue and sell to Clearthink more shares of our common stock than are offered under this prospectus. In that event, if we desire to issue and/or sell to Clearthink more than the 30,000,000 shares offered under this prospectus, we must first register for resale under the Securities Act any such additional shares, which could cause additional dilution to our stockholders. The number of shares ultimately offered for resale by Clearthink under this prospectus is dependent upon the number of shares we direct Clearthink to purchase under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Clearthink to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Clearthink and its affiliates, would result in Clearthink and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. Currently, Clearthink owns 2,320,989 shares of our common stock, including the 500,000 Commitment Shares issued to Clearthink pursuant to the terms of the Purchase Agreement, and including warrants to purchase 1,111,112 shares of common stock, which represents less than one percent of the total outstanding shares of our common stock.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Clearthink.

SECURITIES OFFERED

Common stock to be offered by the selling stockholder	30,000,000 shares

Common stock outstanding prior to this offering	320,474,620 as of the date of this prospectus, which includes the 500,000 Commitment Shares issued to Clearthink pursuant to the terms of the Purchase Agreement.

Common stock to be outstanding assuming we sell 30,000,000 shares under the Purchase Agreement	350,474,620 shares outstanding assuming we sell the 30,000,000 shares under the Purchase Agreement.

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by Clearthink in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Clearthink pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Clearthink under the Purchase Agreement will be used for working capital requirements of the Company’s business divisions and for general corporate purchases, including research and development. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTCQX	“BLGO”

SUMMARY OF BUSINESS OPERATIONS

BioLargo, Inc. invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like per and polyfluoroalkyl substances (PFAS) contamination, advanced water and wastewater treatment, industrial odor and volatile organic compound (VOC) control, air quality control, infection control, energy storage and myriad environmental remediation challenges. Having conducted continual and extensive research and development, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering services.

Our Company operates in four primary locations – odor and VOC control operated out of Orange County, California; engineering services and battery systems development operated out of Oak Ridge, Tennessee; research and support operations in Edmonton, Alberta; and medical products, operated out of Tampa, Florida.

Our flagship products are:

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CupriDyne® Clean, a safe and natural deodorizer, which uses non-toxic common and essential nutrients to break down organically derived odors by means of safe, gentle and effective oxidation. In its various forms CupriDyne Clean is used by industry to control odors at landfills, waste transfer stations, wastewater processing facilities and others, and is used by consumers to control odors on pets and for household odors.

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The “Aqueous Electrostatic Concentrator” (AEC), which removes per- and polyfluoroalkyl substances (PFAS) from water. It works by separating PFAS compounds in an electrostatic field and forcing them through a proprietary membrane system, removing more than 99% of these harmful, cancer-causing compounds which are found in municipal drinking water and are increasingly the subject of government regulation. The AEC generates less PFAS-laden waste than competing technologies.

●	Cellinity™, our affordable alternative to lithium-ion batteries that uses liquid sodium chemistry for energy storage systems designed for grid-scale energy storage and other industrial uses.

Our engineering division offers full service environmental engineering to third parties and provides engineering support services to our internal teams to accelerate the commercialization of our technologies. Located in Oak Ridge, Tennessee, the team is highly experienced across multiple industries and considered experts in their respective fields, including chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management and testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, hazard and operability (HAZOP) review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, National Pollutant Discharge Elimination System (NEPDES) permitting, Resource Conservation and Recovery Act (RCRA) and Toxic Substances Control Act (TSCA) compliance and permitting, project management, storm water design & permitting, computer assisted design (CAD), bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities.

Clyra Medical sells medical products based on our technology. It is launching a product to be used by surgeons generally, with a first target market aimed toward orthopedic surgeons for use as a wound irrigation solution and to help manage patient care and outcomes.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks and uncertainties that you should consider before investing in our common stock. Set forth below is a summary of the principal risks we face:

●	We are currently engaged in litigation with our former largest customer, the result of which could have material adverse effects to our financial condition and results of operations.
●	We have incurred losses since inception, and we may continue to incur losses and negative cash flows in the future.
●	Our cash requirements are significant, and we intend to continue to sell our securities to fund our operations, including to Clearthink, which is dilutive to our current and future stockholders.
●

Our ability to access the capital markets to fund our operations could be limited due to factors beyond our control, and our failure to raise capital in the future could affect our business, financial condition and results of operations.

●	We have a limited operating history, which makes it difficult to forecast our future results, making any investment in us highly speculative.
●	Economic uncertainties and domestic or world events and policies may adversely affect our business and operations.
●	Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management.
●	We may struggle to manage our growth effectively, and as a result our business may be harmed.
●	Some of our products may require regulatory approval from the Food and Drug Administration (“FDA”) or United States (“U.S.”) Environmental Protection Agency (“EPA”).
●	Our internal disclosure controls and procedures over financial reporting are not effective, and could affect the accuracy of our financial statements.
●	Our common stock is currently a “penny stock” that trades on a limited basis on the OTC Markets Group Inc.’s OTCQX® Best Market; due to factors beyond our control, our stock price may be volatile.
●	Trading in our common stock is limited, and future sales of our common stock may depress our stock price.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our future results of operations, financial condition and liquidity and the market price for our securities are subject to numerous risks, many of which are driven by factors that we cannot control. The following cautionary discussion of risks, uncertainties and assumptions relevant to our business includes factors we believe could cause our actual results to differ materially from expected and historical results. Other factors beyond those listed below, including factors unknown to us and factors known to us which we have not currently determined to be material, could also adversely affect our business, results of operations, financial condition, prospects and cash flows. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks relating to our Financial Condition

We are currently engaged in litigation with Pooph Inc. and Ikagai Holdings, LLC, the result of which could have material adverse effects to our financial condition and results of operations.

Since 2021, ONM has been selling odor control products for use with pets to Ikigai Holdings LLC, who sold them to consumers and retailers under the brand name “Pooph,” pursuant to a Preferred Master Manufacturing Agreement (the “PMMA”) and License Agreement. On June 6, 2025, the parties amended the PMMA to allow Pooph Inc. to pay past due amounts of $1,378,141 in royalties and $2,385,468 on product invoices through a weekly payment plan bearing 10% interest and maturing July 3, 2026 (the “PMMA Amendment”). The PMMA Amendment also modified payment and invoicing terms on existing and future product purchase orders and allowed us to withhold product if the payment terms were not met. On August 5, 2025, Pooph Inc. delivered a royalty report due for the second quarter of 2025, but did not pay the $463,520 in royalties due. On August 15, 2025, Pooph Inc. failed to make the weekly payment required pursuant to the PMMA Amendment and has not made a payment since. On September 19, 2025, Pooph Inc. disclosed that it had been working independently on developing a new formula for Pooph-branded products to replace our formula, and that it was terminating the PMMA, citing our refusal to deliver products. On September 24, 2025, we delivered notice to Pooph Inc. that the grant of license was immediately revoked due to Pooph Inc.’s failure to pay royalties, and that we were terminating the License Agreement in its entirety with 150 days’ notice. The notice further advised that Pooph Inc. is not allowed to market or sell products that incorporate, use, or are based on, in whole or in part, our patents and proprietary information, including, but not limited to, any know-how disclosed to Pooph Inc., and that absent reinstatement of the grant of license, Pooph Inc. must immediately stop marketing and selling any such products in its possession, custody or control.

On November 11, 2025, we filed a lawsuit against Pooph Inc. (and related party Ikigai Marketing Works LLC) in the United States District Court, Central District of California, alleging patent infringement, false advertising, and state law claims including breach of contract, false promise, unfair and fraudulent business practices, and constructive fraud. In the suit, we seek (i) an order that the defendants have infringed on our patents, an injunction enjoining defendants from further infringing on our patents, and accounting for defendants’ gains and profits; (ii) an order that defendants have violated Section 43(a) of the Lanham Act, an injunction preventing defendants from using product reviews based on our proprietary technology with their newly formulated products, and an accounting and damages for these violations; (iii) compensatory damages for unpaid royalties of $1,667,292; (iv) compensatory damages for unpaid product purchased from ONM of $2,154,110; (v) compensatory damages in an amount according to proof for false promises and unfair and fraudulent business practices; (vi) treble and/or exemplary damages; and (vii) costs and attorneys’ fees. Also on November 11, 2025, Pooph Inc. served ONM with a lawsuit in the Orange County, California Superior Court filed September 11, 2025, alleging ONM breached the terms and the implied covenant of good faith and fair dealing of the PMMA, seeking damages in an amount to be determined, as well as unjust enrichment, interest, and attorneys’ fees and costs, arising out of the manufacture and sale of the Pooph-branded products, and ONM’s refusal to fill purchase orders while Pooph Inc. was in breach of contract for failure to pay past due monies. While we dispute the allegations made by Pooph Inc. and intend to vigorously prosecute and defend the lawsuits, the outcomes of the lawsuits are uncertain, and adverse outcomes could materially impact our future financial results.

We have incurred net losses on an annual basis since our inception and may continue to experience losses and negative cash flow in the future.

We have not yet generated enough revenue or gross profit from operations to fund our expenses, and, accordingly, we have incurred net losses every year since our inception. For the year ended December 31, 2025 we recorded a net loss of $15,189,000, of which $3,886,000 was a credit loss expense resulting from a customer’s contractual defaults (see Note 2, “Allowance for Credit Losses”), and which is the subject of litigation (see subheading “Credit Loss Expense, Pooph Litigation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below), compared to a net loss of $4,347,000 for the year ended December 31, 2024.  At December 31, 2025, we had $3,883,000 in cash and cash equivalents. We have funded the majority of our activities through the issuance of equity securities, both at corporate level (BioLargo Inc.) and through direct third-party investments in our subsidiaries (such as Clyra Medical (see Note 10) and BETI (see Note 9)). Our ability to reach positive cash flow depends on many factors, including our ability to fund sales and marketing activities, the rate of client adoption of our products, and the efforts and success of third parties, such as the companies distributing our medical products. We may continue to incur losses and experience negative cash flows from operations for the foreseeable future, and intend to continue to raise additional capital on acceptable terms.

Our cash requirements are significant. We will continue to require additional financing to sustain our operations and without it we may not be able to continue operations.

Our cash requirements and expenses continue to be significant. For the year ended December 31, 2025, we used $8,297,000 cash in operations, and at December 31, 2025, we had working capital of $51,000 and current assets of $5,114,000. In order to become profitable, we must significantly increase our revenues. We expect to continue to use cash for the foreseeable future as it becomes available to advance our developing technologies and ramp up staffing to accommodate growth and increase support infrastructure, and expect to continue to need to sell our securities to fund operations at both the corporate level (BioLargo Inc.) and through our subsidiaries.

Our auditor’s report for the year ended December 31, 2025, includes an explanatory paragraph in their audit opinion stating that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

We have relied on private securities offerings, as well as sales of stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a now-expired arrangement, to provide the cash needed to close the gap between operational revenue and expenses. We intend to require Clearthink to purchase shares of our common stock, from time-to-time, under the terms of the Purchase Agreement with Clearthink after the SEC declares effective the registration statement that includes this prospectus, to help bridge the gap between operational revenue and expenses. Our ability to rely on the Purchase Agreement with Clearthink as well as private financings from individual investors may change due to economic factors outside of our control, including whether the United States enters a recession, significant declines in the Dow Industrial Average or Nasdaq composite, rising interest rates, a decline of real estate values or other widely held assets, international events and wars, and many other factors that impact private investors’ ability and/or willingness to invest in high-risk companies. Thus, while we have been able to rely on private investments in the past, we may not be able to do so in the near future.

During the year ended December 31, 2025, we (i) sold $2,122,000 of our common stock to Lincoln Park (see Note 3), (ii) sold $215,000 of our common stock and warrants to accredited investors (see Note 3 and Note 6), (iii) sold $2,339,000 of Clyra Medical common stock and $2,145,000 of Clyra Medical Series B Preferred Stock to accredited investors (see Note 10), and (iv) sold $425,000 of BETI common stock to accredited investors (see Note 9). The sale of stock is dilutive to our existing stockholders, and the stockholders of our subsidiaries. We intend to continue these financing activities and thus intend to continue to dilute existing and future stockholders.

Our ability to access capital markets could be limited.

From time-to-time, we may need to access capital markets to obtain long-term and short-term financing. However, our ability to access capital markets could be limited or adversely affected by, among other things, the performance of the stock market in general, interest rates, our asset base, our track record in the industries in which we operate, our financial condition, and the health or market perceptions of the US or global economy. In addition, many of the factors that affect our ability to access capital markets, including the liquidity of the overall capital markets in general and the lack of liquidity for our common stock and the state of the economy, among others, are outside of our control. No assurance can be given that we will be able to access capital markets on terms acceptable to us when required to do so, which could adversely affect our business, financial condition and results of operations.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating revenue from the sale of our products and from providing services, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

Some of our revenues are dependent on the marketing efforts of third parties.

We manufacture and sell private-labeled products to third parties who market those products to businesses, consumers and retailers. We have no control over the marketing budgets, sales activities or efforts of these third parties. We cannot predict if their current level of efforts will increase, decrease, or stay the same. A significant portion of our revenues has historically come from the sale of private label products. In 2025, our largest private-label customer ceased purchasing products from us, and, as a result, our annual revenues decreased by 56% as compared to the prior year. This customer failed to pay for products purchased from us and for license royalties, and we are involved in litigation with them. (See subheading “Credit Loss Expense, Pooph Litigation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.) While we intend to prosecute and defend our interests vigorously, litigation is inherently uncertain and adverse judgments, settlements, injunctions, or government actions could occur. These outcomes could require substantial payments, restrict or delay aspects of our operations, divert management time, increase insurance or legal costs, or otherwise negatively affect our financial condition and results of operations. We cannot predict the timing, outcome, or ultimate impact of any pending matter, or whether, if we were to prevail in such litigation, we would be able to collect on any judgment we obtain.

We do not have contracts with customers that require the purchase of a minimum amount of our products.

Very few of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result, we could have periods during which we have no or limited orders for our products but will continue to have fixed costs. We may not be able to find new customers in a timely manner if we experience no or limited purchase orders. Periods of no or limited purchase orders for our products would adversely affect our business, financial condition and results of operations.

Supply Chain Challenges

As we emerge with new products like our AEC water treatment systems, and our Cellinity™ energy storage system we may face supply chain challenges, including supply and pricing volatility, that will be beyond our control that might include steel, electrodes, membranes, electronic components (like chips), and raw chemicals. We predict that at some level we may face delays and or extended delivery times for systems sold to clients that could lead to delays in our anticipated growth. Tariffs on imported goods may adversely affect prices of our raw materials.

We rely on a small number of key supply ingredients in order to manufacture our odor control products, including CupriDyne® Clean and our private-label products.

The raw ingredients used to manufacture our liquid odor control products are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology and our products, or to sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

●	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;

●	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;

●	our ability to license our technology in a commercially effective manner;

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our ability to continue to fund operations while our products move through the process of gaining acceptance, before the time in which we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and, in such event, it is unlikely that we will become profitable.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be necessary to address potential market opportunities for our technologies and our products. Our existing infrastructure is limited. While we believe our current manufacturing processes as well as our office and warehousing provide the basic resources needed to expand to sales of more than $2 million per month, our infrastructure will need more staffing to support manufacturing, customer service, and administration, as well as sales/account executive functions. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to effectively manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations, and our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our Company management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues for regulated products. Certain specific regulated applications and their use require highly technical analysis and additional third-party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly individual country’s regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

Our internal controls are not effective.

We have determined that our disclosure controls and procedures and our internal controls over financial reporting are currently not effective. The lack of effective internal controls, has not yet, but could in the future, materially adversely affect our financial condition, our ability to implement our business plan or the accuracy of our consolidated financial statements. As more financial resources become available, we intend to invest in additional personnel and technology to better manage the financial reporting processes.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer. The loss of the services of Mr. Calvert or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we heavily rely on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management, although management is evaluating the feasibility of securing this type of insurance in the future. As we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights or claims against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming, result in costly litigation and/or cause reputational damage. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our Company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, investors, stockholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. As a result of our financing activities over time, and by virtue of the number of people that have invested in our Company, we face increased risk of lawsuits from investors. Such lawsuits or actions could from time to time be filed against our Company and/or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to our Company.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

Our revenues and operating results are likely to continue to fluctuate from quarter to quarter.

We believe that our future operating results will continue to fluctuate due to a variety of factors, including:

●	delays in product development by us or third parties;
●	market acceptance of products incorporating our technology;
●	changes in the demand for, and pricing of, products incorporating our technology;
●	competition and pricing pressure from competitive products; and
●	fluctuations in the activities of third parties that market and sell products based on our technologies.

Although, until recently, our revenues had increased year-over-year for the past nine years, much of our revenue is dependent upon the activities of third parties, which are out of our control. We expect our operating expenses will continue to fluctuate significantly in future periods, as we continue to develop and introduce new products to market, and increase our sales, marketing and licensing efforts. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors; in that case, our stock price could decline.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

●	incur substantial monetary damages;
●	encounter significant delays in marketing our current and proposed product candidates;
●	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;
●	lose patent protection for our inventions and products; or
●	find our patents are unenforceable, invalid or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our Company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our Company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

●	foreign currency fluctuations;
●	unstable political, economic, financial and market conditions;
●	import and export license requirements;
●	trade restrictions;
●	increases in tariffs and taxes;
●	high levels of inflation;
●	restrictions on repatriating foreign profits back to the United States;
●	greater difficulty collecting accounts receivable and longer payment cycles;
●	less favorable intellectual property laws, and the lack of intellectual property legal protection;
●	regulatory requirements;
●	unfamiliarity with foreign laws and regulations; and
●	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers, but these efforts are limited by the size of our operations. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our product sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celsius) and 140 degrees Fahrenheit (60 degrees Celsius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our odor control products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This can lead to unpredictability in use and sales patterns for our CupriDyne® Clean product line.

There may be battery technologies that we are not aware of, and some of them may be subject to patent applications.

We may not be aware of technologies that are similar or identical to our liquid sodium battery. We may not be aware of patent applications that have been filed that may include claims that are similar or identical to portions of our liquid sodium battery or our manufacturing process. No assurance can be made that our liquid sodium battery, or our proprietary manufacturing process, does not infringe on the intellectual property rights of third parties. If our technology or manufacturing process infringes on the intellectual property rights of third parties, we may be subject to litigation, or required to pay royalties, to such third parties, and our results of operations and financial condition may be adversely affected.

We expect to face strong competition for our products from a growing list of established and new competitors.

The worldwide battery market is highly competitive today and we expect it will become even more so in the future. For example, Tesla is one of the largest companies in the United States as measured by its market capitalization, and sells lithium-ion batteries for grid-scale applications, commercial and home storage, as well as in its vehicles. There are many other well capitalized and established companies that manufacture and/or sell batteries. Many of the companies have significantly greater or better-established resources than we do to devote to the design, development, manufacturing, distribution, promotion, sale and support of their products. This competition may prevent us from entering the marketplace, or if we do, may prevent us from establishing market share.

There may not be a market for our Cellinity™ liquid sodium battery.

While we believe that there will be customer demand for our liquid sodium battery provided that we are able to prove its competitive advantages, there is no assurance that there will be any market acceptance of it. There also may not be broad market acceptance of our liquid sodium battery if competitors offer batteries that are preferred by prospective customers. In such event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its goals.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our contractors and consultants, could be subject to pandemics, earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, acts of terrorism, acts of war and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely in part on third-party manufacturers to produce and process our products or the raw materials used to make our products. Our ability to obtain supplies of our products or raw materials could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster, pandemics, epidemics, or other business interruption. Our corporate headquarters and offices of ONM are in Southern California near major earthquake faults and fire zones. Our operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

General Risks

Increased information technology security threats and more sophisticated computer crime pose a risk to us and our subsidiaries, vendors, systems, networks, products and services.

We rely upon information technology systems and networks in connection with a variety of business activities, some of which are managed by third parties (which we refer to collectively as our “associated third parties”). Additionally, we and our associated third parties collect and store data that is of a sensitive nature, which may include names and addresses, bank account or financial information, and other types of personally identifiable information or sensitive business information. The secure operation of these information technology systems and networks, and the processing and maintenance of this data, is critical to our business operations and strategy.

We may face attempts to gain unauthorized access to our information technology systems or products or those of our associated third parties for the purpose of improperly acquiring trade secrets or confidential business information. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident could adversely affect our competitive position and the value of our investment in research and development.

Threats to our systems and our associated third parties’ systems can derive from human error, fraud, or malice on the part of employees or third parties, or may result from accidental technological failure. Globally, these types of threats have increased in number and severity and it is expected that these trends will continue. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. Should an attack on our or our associated third parties’ information technology systems and networks succeed, it could expose us and our employees, customers, dealers and suppliers to misuse of information or systems, the compromising of confidential information, manipulation and destruction of data, production downtimes and operations disruptions.

The occurrence of any of these events could adversely affect our reputation, competitive position, business, results of operations and cash flows. While we have a cybersecurity program, expenses, damages and claims arising from cybersecurity incidents could cause a material adverse effect on our business. See Part I. Item 1C on the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2026 “Cybersecurity” for additional details on our cybersecurity program.

Economic uncertainty, recession, and domestic or world events and policies may adversely affect our business and operations.

Domestic and world events continue to create economic uncertainty, including the wars in Iran and Ukraine, international trade policies, including tariffs, uncertainty in the supply of oil, and inflationary pressures. The Federal Reserve could raise interest rates in the United States in response to price inflation. Any myriad of factors could cause a sharp downward correction in the stock market. We cannot predict how the foregoing factors will affect the market for our products and services, but the impact may be adverse. If the U.S. economy were to contract into a recession or depression, our existing clients, and potential future clients, may divert their resources to other goods and services, and our business may suffer.

Risks Relating to our Common Stock

The sale or issuance of our common stock to Clearthink will cause dilution, and the sale of the shares of common stock acquired by Clearthink, or the perception that such sales may occur, could cause the price of our common stock to fall.

On March 20, 2026, we entered into the Purchase Agreement with Clearthink, pursuant to which Clearthink agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years (see “Clearthink Transaction” below). Sales of our common stock, if any, to Clearthink will depend on market conditions and other factors to be determined by us, and we may ultimately decide to sell to Clearthink some, all or none of the shares of our common stock under the Purchase Agreement. If and when we do sell shares to Clearthink, they may resell all, some or none of those shares at any time or from time to time at their discretion. Therefore, sales of our shares by us to Clearthink will result in dilution to the interests of other holders of our common stock. Sales of our stock into the open market by Clearthink may cause fluctuations or reductions in the price of our common stock. Additionally, the sale of a substantial number of shares of our common stock to an institutional investor, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets Group Inc.’s OTCQX® Best Market. Although it is the highest-level platform on the OTC Markets, it is not a national exchange, which can prevent institutional investors from trading in our stock, and results in a lower frequency of trades and trading volume than stocks quoted on a national exchange. Continued trading on the OTCQX may also adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in securities not traded on a national exchange. While we intend to seek listing on the Nasdaq Stock Market (“Nasdaq”) or another national stock exchange when our Company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another national stock exchange. Until then, we expect our stock to remain volatile and lack the liquidity of larger companies.

The market price of our stock is subject to volatility.

Our stock price has been and is likely to continue to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	developments with respect to patents or proprietary rights;
●	announcements of technological innovations by us or our competitors;
●	announcements of new products or new contracts by us or our competitors;
●	actual or anticipated variations in our operating results due to the level of research and development expenses and other factors;
●	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
●	conditions and trends in our industry;
●	new accounting standards;
●	the size of our public float;
●	short sales, hedging, and other derivative transactions involving our common stock;
●	sales of large blocks of our common stock including sales by our executive officers, directors, and significant stockholders;
●	general economic, political and market conditions and other factors;
●	our decision to sell our stock to any third party or institutional investor;
●

the activities of third parties that market and distribute our products, and decisions made by them to increase or decrease such activities, resulting in increases or decreases in product purchases from us and thus our revenues; and

●	the occurrence of any of the risks described herein.

You may have difficulty selling our stock because it is deemed a “penny stock” and is not quoted on a national exchange.

Because our common stock is not quoted or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed a “penny stock,” rules enacted by FINRA make it difficult to sell previously restricted stock.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including many large national firms (such as eTrade and Charles Schwab), are refusing to deposit previously restricted common shares of penny stocks. We routinely issued non-registered restricted common shares to investors, vendors and consultants. The issuance of such shares is subjected to the FINRA-enacted rules. Therefore, it can be difficult for holders of restricted stock, including those issued in our private securities offerings, to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning our common stock if it appreciates.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock. Rather, investors must rely on the benefit of owning shares and presumably a rise in share price. We cannot predict the future price of our stock, and due to the factors enumerated herein, can make no assurance of a future increase in the price of our common stock.

We regularly issue stock, or stock options, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities rather than cash in consideration for services provided to us. We include these provisions in agreements to allow us to preserve cash. We anticipate that we will continue to do so in the future. All such issuances preserve our cash reserve but are also dilutive to our stockholders because they increase (and will increase in the future) the total number of shares of our common stock issued and outstanding. These issuances also increase the expense amount recorded.

Our stockholders face further potential dilution in any new financing.

During fiscal year 2025, we issued approximately 16 million shares of our common stock. Our private securities offerings typically offer convertible securities, including notes and warrants. Those warrants often include provisions that require investors to pay for the underlying shares with cash, which if executed would generate working capital for the Company. Any additional capital that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the price of our common stock, such dilution in any financing of a significant amount could be substantial.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

Our certificate of incorporation authorizes 50 million shares of preferred stock. None are outstanding as of the date hereof. In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our Company.

Risks Related to Privacy, Cybersecurity, and Our Technology

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store, and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission, or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Clearthink. We will receive no proceeds from the sale of shares of common stock by Clearthink in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Clearthink pursuant to the Purchase Agreement after the date of this prospectus. We estimate that after offering expenses of $100,000, the net proceeds to us from the sale of our common stock to Clearthink pursuant to the Purchase Agreement after the date of this prospectus will be up to $9,900,000, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Clearthink under the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive from the periodic sale of shares of our common stock to Clearthink under the Purchase Agreement to help fund the engineering, scale-up and commercialization of our technologies and products, including our Cellinity™ energy storage system and AEC PFAS-removal system; development of new products; marketing, sales and working capital for our subsidiaries; working capital for our engineering division; working capital for our research and development work; and working capital for our corporate operations.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer shares of our common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common stock.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets Group Inc. (formerly known as the OTC Bulletin Board) under the trading symbol “BLGO”. Since April 2024, it has traded on the OTC Markets’ highest marketplace, the OTCQX® Best Market, which is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Securities are traded on the OTCQX by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges, and any prices quoted may not be a reliable indication of the value of our common stock. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The table below represents the quarterly high and low closing prices of our common stock for the last two fiscal years as reported by the OTC Markets.

	2024		2025
	High	Low	High	Low
First Quarter	$0.399	$0.167	$0.320	$0.191
Second Quarter	$0.360	$0.253	$0.282	$0.186
Third Quarter	$0.270	$0.228	$0.234	$0.140
Fourth Quarter	$0.246	$0.177	$0.195	$0.145

The last reported sale of our common stock on April 16, 2026, was $0.15 per share.

Holders

As of the date of this prospectus, there were approximately 600 registered holders, and approximately 5,690 beneficial holders, of our common stock.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information as of December 31, 2025

	Number of securities to be	Weighted average
	issued upon exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available for
	warrants and rights	warrants and rights	future issuance
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	58,777,449	$0.20	25,206,986
Equity compensation plans not approved by security holders(2)	14,039,129	$0.39	n/a
Total	72,816,578	$0.31	25,206,986

(1)

This includes 380,000 shares issuable under the 2007 Equity Plan and 41,604,435 shares issuable under the 2018 Equity Incentive Plan, both of which are closed to further option grants; also includes 16,793,014 shares issuable under the 2024 Equity Incentive Plan, adopted by our stockholders on June 13, 2024. Of the total amount, options to purchase 6,535,937 aggregate shares are unvested as of December 31, 2025.

(2)

This includes issuances of options to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services.

2024 Equity Incentive Plan

On June 13, 2024, our stockholders adopted the BioLargo, Inc. 2024 Equity Incentive Plan (the “2024 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on June 13, 2034. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan is 42 million shares as of December 31, 2025. The number of shares available to be issued under the 2024 Equity Plan automatically increases each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our board of directors. As of December 31, 2025, awards of options to purchase 16,793,014 shares were outstanding.

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on June 22, 2028. Our board of directors’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The 2018 Equity Plan closed in June 2024 with 9,343,614 shares unissued. As of December 31, 2025, awards of options to purchase 41,604,435 shares were outstanding.

2007 Equity Incentive Plan

On September 7, 2007, our stockholders adopted the BioLargo, Inc. 2007 Equity Incentive Plan (the “2007 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan, as administered by the board of director’s Compensation Committee. The plan automatically terminated on September 7, 2017. As of December 31, 2025, awards of options to purchase 380,000 shares were outstanding.

Equity Compensation Plans not approved by stockholders

In addition to the 2024 Equity Plan, the 2018 Equity Plan, and the 2007 Equity Plan, our board of directors has approved a plan for employees, consultants and vendors that do not otherwise qualify for issuance under the 2024 Equity Plan pursuant to which outstanding amounts owed to them by our Company may be converted to common stock or options to purchase common stock. The conversion and exercise price is based on the closing price of our common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, and then multiplying by two.

DESCRIPTION OF BUSINESS

When we refer in this report to “BioLargo,” the “Company,” “our Company,” “we,” “us” and “our,” we mean BioLargo, Inc., and our subsidiaries, including BioLargo Life Technologies, Inc., which holds our intellectual property; ONM Environmental, Inc. (“ONM”), which manufactures, markets, sells and distributes our odor and volatile organic compound (“VOC”) control products; BioLargo Energy Technologies, Inc. (“BETI”), formed to commercialize our proprietary battery technology; BioLargo Canada, Inc., our primary research and development team operating in Edmonton, Alberta Canada; BioLargo Engineering, Science & Technologies, LLC (“BLEST”), a professional engineering services division in Oak Ridge Tennessee; BioLargo Equipment Solutions & Technologies, Inc., which sells our water treatment products; BioLargo Development Corp., which employs and provides benefits to our employees; and Clyra Medical Technologies, Inc. (“Clyra Medical”), which commercializes our technologies in the medical and dental fields. All subsidiaries are wholly owned, except for BETI, BLEST and Clyra Medical.

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Our common stock is quoted on the OTC Markets highest level marketplace, the OTCQX® Best Market, under the trading symbol “BLGO”.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our medical products company is located at 10770 N. 46th Street, Unit C-300, in Tampa, Florida. Our telephone number is (888) 400-2863. We operate through multiple wholly and partially owned subsidiaries.

Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.BioLargo.com/blog and other websites including www.ONMEnvironmental.com, www.CupriDyne.com, www.ClyraMedical.com, www.BioLargoEnergy.com, www.BioLargoEquipment.com, www.BioLargoEngineering.com, www.bestPFAStreatment.com, and www.BioLargoWater.com. The information contained on our websites and blog are not, and shall not be deemed to be, a part of this prospectus.

Our Business - Innovator and Solution Provider

BioLargo is in the business of creating new cleantech technologies to solve tough, globally relevant problems. We invent, develop, then commercialize technologies that tackle difficult challenges in air quality, water and wastewater treatment, environmental engineering, battery energy storage, and advanced antimicrobial medical device platforms. Our model is to invent new technologies that solve specific problems, develop them and prove they work, and then commercialize them with purpose-suited subsidiaries, identify and secure the right partnerships to increase their commercial reach, or potentially sell the intellectual property.

Why do we do this work? Every member of our team – including PhD scientists, engineers, and entrepreneurs – has a passion for seeking new, never-before-seen innovations that can make life better around the world. We care about safeguarding the environment and human health for future generations. We care about making technologies that are affordable and flexible enough to be accessed around the world. And we care about being the best at what we do – creating best-in-class technologies to solve meaningful cleantech challenges.

Some of our areas of focus include environmental problems like PFAS contamination, water pollution by pharmaceuticals and micropollutants, air pollution by VOCs, hard-to-treat odors from landfills and sewage plants, infection and wound healing and the creation of energy storage systems that are more affordable, efficient, safer and environmentally friendly.

Below you’ll read about the cleantech ventures and projects we are focused on commercializing today. Behind those, however, is a pipeline of other cleantech innovations in various stages of development associated with our expansive array of issued and pending patents, and that have been funded in part by over 90 government grants.

We operate our business in distinct business segments:

●	Odor and VOC control products, including consumer pet and household products and CupriDyne Clean Industrial Odor Eliminator, sold by our wholly owned subsidiary ONM Environmental, Inc.;

●

Water treatment equipment and solutions, including our PFAS remediation system the Aqueous Electrostatic Concentrator (AEC), our water reuse and recycling technology co-developed with Garratt-Callahan called AROS, sold by our wholly owned subsidiary BioLargo Equipment Solutions & Technologies, Inc.;

●

Battery energy storage systems designed for grid-scale energy storage and other industrial uses under the brand name Cellinity™ being developed by our partially owned (95%) subsidiary BioLargo Energy Technologies, Inc.;

●	Medical products based on our technologies sold by our partially owned (48%) subsidiary Clyra Medical Technologies, Inc.;

●

Our professional engineering services division, which, in addition to serving outside clients on a fee for service basis, supports our internal business units, operated through our partially owned (70%) subsidiary BioLargo Engineering, Science & Technologies, LLC (“BLEST”); and

●	Our research and support personnel, operated through our wholly owned subsidiary BioLargo Canada, Inc., located on campus at the University of Alberta, Edmonton, Canada.

Odor Control (Consumer and Industrial)

ONM Environmental, Inc. (“ONM”) is BioLargo’s wholly owned subsidiary that delivers robust and comprehensive products and services to control and mitigate odor and VOCs for both consumer and industrial applications. Its flagship product – CupriDyne® Clean – is applied to odor-emitting masses such as landfills and composting facilities by misting systems, sprayers, water trucks and similar water delivery systems designed, manufactured and installed by ONM. It is also sold to third parties under private label brands.

Consumer Private-Label Products

We sell odor-control products based on our technologies to third parties who market and sell the products under their own brand names. The most successful consumer private-label product partnering thus far has been pet odor control products sold under the brand name “Pooph” by Pooph Inc. In addition to purchasing product from us at an agreed-upon manufacturing margin, Pooph Inc. agreed to pay us a six percent royalty on their sales in exchange for exclusive rights to our technology for pet odors. Furthermore, Pooph Inc. agreed that if they sold their brand to a third party, we would receive 20% of the exit value. Pooph Inc. defaulted on their payments; and, as a result, we revoked their license to sell pet products with our technology and sued them for patent infringement and other claims in order to protect our intellectual property. (See subheading “Credit Loss Expense, Pooph Litigation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.)

We are focused on redeploying this technology with new partners that share our commitment to quality, transparency, and integrity, and to expanding the reach of our proven odor-control technology into new markets, providing consumers with safe, effective, and environmentally friendly products. We do not expect the Pooph Inc. litigation to materially affect our other business units or growth strategy. The success of the pet-odor consumer products is an example of our goal to develop distribution channels that do not rely on our in-house sales and distribution infrastructure. While Pooph is by far the Company’s most successful private label product thus far, we sell other private label odor-control products and continue to pursue related business opportunities as a means of tapping into new markets.

Industrial Odor and VOC Solutions

We believe CupriDyne® Clean is the number-one performing industrial odor-control product in the market, and that it offers substantial savings to our customers compared with competing products. We have been and expect to continue selling product to municipalities and some of the largest solid waste handling companies in the country to help control odors emitted from waste handling and sanitation sites and landfills. In addition to selling products, ONM offers a menu of services to landfills, transfer stations, wastewater treatment facilities as well as facilities in non-waste related industries. These services include engineering design, construction, installation, ongoing maintenance and on-site support services to assist our clients in the implementation and continued use of the various systems that deliver our liquid products in the field (such as misting systems). A significant portion of industrial odor control product and service revenue comes from ongoing contracts with cities and counties in Southern California, where ONM has installed comprehensive odor control systems to mitigate nuisance odors emitted from municipal waste handling and sanitation sites.

BioLargo Equipment Solutions & Technologies – Innovative Water Treatment Solutions

Over the years, we have developed multiple innovative technologies and equipment platforms that focus on challenging issues in the water treatment industry, including the AEC (developed to remove per- and polyfluoroalkyl substances, aka “PFAS”), and the AROS water reuse technology (for industrial cooling tower water recycling such as in data centers, co-developed with Garratt-Callahan). We sell these products through our wholly owned subsidiary BioLargo Equipment Solutions & Technologies, Inc. (“BEST”), which manages the sales and distribution of our water treatment products and related services.

BEST’s board of directors includes Jeffrey Kightlinger, former CEO of the Metropolitan Water District of Southern California; Sally Gutierrez, retired career senior executive from the EPA; and Larry Dick, former Vice Chairman of the Metropolitan Water District of Southern California and board member of the Municipal Water District of Orange County. Each brings their significant and distinctive experience from decades in the water industry to BEST’s board to help the company create the necessary regulatory and industry connections that will be critical for its efforts to secure larger and more high-profile projects for its PFAS treatment and other water treatment technologies. These board members have been instrumental in efforts to raise awareness of our innovative treatment solutions within the water industry and to the EPA.

Securing sales in the water and wastewater industry is a very technically intensive process and can be long and arduous. The entirety of the sales cycle can be lengthy, in some cases even taking many months or, in the case of very large projects, multiple years. A typical sales timeline for a municipal drinking water or wastewater customer, from introduction to signing the contract for a full-scale install, usually requires feasibility studies, on-site pilot projects, budget approvals, State regulatory approvals, and more. Industrial clients may have a shorter sales cycles but are under pressure to ensure that the Return on Investment (ROI) fits into company standards, so their reviews can also be lengthy. For any water treatment project, the process is also very engineering-intensive, and therefore the staff required to secure contracts for water treatment projects need to be highly technical engineers. In our Company, BLEST’s engineers fill this role.

AEC, a solution for the PFAS “forever-chemicals” crisis

One of the most significant and timely innovations in our portfolio is our per- and polyfluoroalkyl substance (PFAS) water remediation system the Aqueous Electrostatic Concentrator (AEC), a novel water treatment system that removes PFAS from water while generating only a fraction of the PFAS-laden waste of the current most commonly used solutions (carbon filtration, ion exchange, and reverse osmosis), and oftentimes at a lower cost. PFAS are a group of man-made chemicals used for decades in the manufacture of both household and industrial goods, which have been detected in drinking water around the world. PFAS are a concern because they do not break down in the environment, can move through soil and contaminate drinking water sources, and build up (bioaccumulate) in fish, wildlife and humans. PFAS chemicals have been linked to cancer, immune disorders, liver dysfunction, and many other human health problems. Detection of unsafe levels of PFAS around the world has given rise to a number of market opportunities for treatment and remediation technologies, including in drinking water, industrial wastewater, municipal wastewater, solid waste, landfill leachate (the contaminant-laden water that drains from landfills), organic foods and more.

We have successfully validated the AEC as an effective system to selectively extract and collect PFAS chemicals from contaminated water, including performance testing that shows “non-detect” levels of removal, which meet and exceed EPA standards. We have demonstrated more than 10,000 hours of continuous operation showing no materially significant degradation of the AEC system’s components or performance over time and believe the costs to operate our system will be far less than that of the two primary incumbent technologies - carbon filtration and ion exchange.

As a modular system, we believe the AEC is scalable to small commercial units used in smaller remediation projects for groundwater, wastewater, or landfill leachate, as well as large commercial installations of drinking water treatment facilities, and we believe that our engineering team has the experience to deliver systems to meet the needs of any sized commercial installation. In order to provide a full turn-key solution for our customers, we have developed an expanded offering whereby we can bundle a service package with each customer project that includes a membrane exchange program, the collection of PFAS, and transport and destruction of the PFAS using a novel “electrooxidation” process which our studies have shown is capable of reaching non-detect levels of PFAS after treating AEC-concentrated PFAS containing water, wastewater, or even landfill leachate.

Our AEC unit has been installed and is up and running in Lake Stockholm, New Jersey, removing PFAS from drinking water for local residents. The AEC’s performance is undergoing regular testing by both the EPA and the New Jersey Department of Environmental Protection. This project may represent a key milestone for the commercialization of the AEC, as we believe industry validation of the technology in a first municipal drinking water treatment project will play an important role in showcasing the AEC’s distinct advantages over incumbent technologies like carbon filtration and ion exchange. As we progress through the commercial rollout of our AEC technology, we continue to invest in innovation aimed at enhancing its commercial viability. These efforts are focused on improving system performance, reducing lifecycle costs, and strengthening the AEC’s competitive economic position within the PFAS treatment market. We remain committed to delivering scalable, cost-effective solutions that align with evolving regulatory requirements and market demand.

We believe we are well-positioned in the PFAS-removal market for multiple reasons. We have successfully completed over a dozen pilot studies with prospective customers’ PFAS contaminated water from a variety of source waters including groundwater, wastewater and leachate; we have successfully maintained operation of our AEC PFAS treatment system for over 10,000 hours continuously, thus demonstrating its resilience to long-term use; we have submitted bids and proposals and have received indications of interest from a wide range of customer types; we have added several high-profile experts from the industry to our team who are assisting in opening doors to potential clients and collaborators; we have entered into discussions about partnership and opportunities for collaboration with industry-leading firms who have a gap in their PFAS treatment technology portfolio. While these opportunities do not convert into commercial sales overnight, they represent strong avenues for accelerating adoption of our PFAS treatment solution.

AROS Minimal Liquid Discharge Water Treatment

In partnership with Garratt-Callahan, one of the country’s oldest and largest privately held water treatment companies, our engineers helped develop a “minimal liquid discharge” wastewater treatment system called the Aqueous Reuse Optimization System (AROS) that is designed to minimize industrial wastewater discharges and create water for reuse in other areas of an industrial plant. The system is particularly well-suited for cooling towers at data centers and other high-water-use facilities. Garratt-Callahan, who invented and patented the technology, is actively marketing the AROS system to its existing customer base and to new prospective customers. BLEST will serve as the manufacturing partner and Garratt-Callahan will serve as the selling distributor to leverage their national sales force and over one hundred years of providing services and products to customers.

Advanced Oxidation System (AOS)

The Advanced Oxidation water treatment system (AOS) is our patented water treatment device that generates highly oxidative and energetic species of iodine and other molecules which allow it to eliminate pathogenic organisms and organic contaminants rapidly and effectively as water passes through the device. The key value proposition of the AOS is its ability to reduce or eliminate a wide variety of waterborne contaminants with high performance, including the normally hard-to-treat class of recalcitrant water contaminants called “micropollutants”, while using very little electricity and input chemicals. The AOS has been proven capable of removing hard-to-treat organic micropollutants such as pharmaceuticals from water more quickly and energy-efficiently than other technologies. While the AOS has demonstrated exceptional performance in both laboratory and pilot-scale testing, current U.S. regulatory frameworks have not yet matured to support broad adoption of advanced oxidation technologies for micropollutant removal. Additionally, the domestic market remains dominated by low-cost chemical disinfection solutions. In light of these market conditions, we have elected to pause daily development activities on the AOS in the near term. However, we continue to monitor evolving regulatory trends in the U.S. and are exploring the possibility of international commercialization opportunities, particularly in Europe where regulatory mandates for micropollutant removal are more advanced.

BioLargo Energy Technologies, Inc.

Our subsidiary BioLargo Energy Technologies, Inc. (“BETI”) was founded to commercialize a novel battery technology with the potential to help facilitate the ongoing shift toward renewable energy production by providing a safer, longer lasting, more eco-friendly, and more affordable alternative to lithium-ion batteries. Designed for long duration energy storage, also known as “battery energy storage solutions” (BESS), our battery, called Cellinity™, uses a novel “liquid sodium” chemistry that uses common domestically sourced materials, and which has significant advantages over other battery chemistries for use in stationary, long-duration energy storage.

BETI operates out of a pilot-scale battery production facility in our Oak Ridge Tennessee engineering headquarters, and is currently manufacturing and testing prototype battery cells. A third party has confirmed many of the technology’s exceptional performance claims that we believe will make it an attractive battery technology for long duration energy storage and other industrial uses such as artificial intelligence data centers, electric vehicle charging stations, and renewable energy, including the stability of the chemistry of the battery cell and the reliability of the component construction as a sealed, non-venting cell design with no self-discharging, and the battery’s ability to quickly charge and discharge at a high voltage. It has also been proven that the battery can withstand catastrophic physical insults without causing fire or explosion, one of the battery’s key features. With this data confirmed by a third party, our engineers have begun work advancing the Cellinity™ battery’s development, including the design of a larger sized battery cell that would then be incorporated into battery packs, modules and batteries meant for industrial facilities. Simultaneously, our engineers are working to develop manufacturing processes that would allow scale production and a supply chain necessary to ensure costs of goods in line with market demand and conditions.

We believe our Cellinity™ batteries will have features that far surpass comparable lithium-ion batteries, the dominant incumbent technology in the market, including:

●	Increased safety, no runaway fire risks, and a more sustainable design – with no rare-earth elements – that is capable of being manufactured completely from a domestic supply chain;
●	Ability to charge and discharge completely, with no degradation of performance, ensuring virtually unlimited charge/discharge cycles, and without self-discharge and no out-gassing; and
●	Increased energy efficiency and energy density in comparison to lithium-ion batteries, and a longer useful life expectancy of at least 10 years and expected to be up to 20 years.

We are exploring multiple opportunities to commercialize our Cellinity™ batteries through joint ventures with third parties. The third parties would finance the construction of independent battery manufacturing facilities designed and built under the direction of our engineers, and the joint venture would market, manufacture and distribute batteries. BioLargo would (i) receive a minority equity position in each joint venture, (ii) separately manufacture and sell at a profit to the joint venture certain proprietary battery components, and (iii) receive a royalty on the revenues of the joint venture.

Given the global growing demand for better batteries, and, while we are witnessing a number of current examples in which battery manufacturers have secured forward-contracts to supply batteries to its customers with backlogs of orders that amount to multiple years of production capacity, we believe our offer to partner with customers to secure needed inventory provides for a clear potential pathway to access capital, and more readily scale up production to meet demand around the world. At this point, we do not intend to finance and build our own manufacturing facilities, nor would we develop in-house sales channels, although that possibility remains an option to explore if needed.

Clyra Medical Technologies, Inc. - Bioclynse Wound Irrigation Solution

Our partially owned subsidiary Clyra Medical Technologies, Inc. is a healthcare company that is developing and commercializing products based on our technologies designed to safely treat wound and skin infections and promote wound healing, while reducing the need for antibiotics. Clyra’s first products are based on its patented Clyrasept™ technology, which utilizes a Copper-Iodine Complex Solution (CICS) and received premarket clearance from the FDA under Section 510(k). Its first product is ViaCLYR™, a pH-balanced wound management solution formulated from copper sulfate and potassium iodide in a balanced sodium chloride solution, indicated for wound management, cleansing, irrigation, moisturization, and debridement of acute and chronic wounds and burns, sold through wholesale distributors and sales agents. Clyra received a first purchase order for the ViaCLYR™ product from a distributor in February 2026. Clyra is working closely with Keystone Industries, a medical device and cosmetics manufacturer founded over 50 years ago, to ready at-scale manufacturing of its second wound irrigation solution product. Keystone has invested over $3 million in equipment and infrastructure in its manufacturing facilities, and Clyra has invested over $2 million in molds, equipment and resources. Clyra’s management team includes Chief Medical Officer Dr. Steven J. Kavros, a twenty-year veteran of the Mayo Clinic in roles such as Director at the Rochester Mayo Clinic’s Gonda Vascular Wound Healing Center, Nick Valeriani, who had a 34-year career with Johnson and Johnson where he held numerous leadership positions in engineering, manufacturing, sales and marketing, and Linda Park of Edwards Lifesciences, where she serves as Corporate Secretary, Senior Vice President and Associate General Counsel, and as a board member of the Edwards Lifesciences Foundation.

Full Service Environmental Engineering

BioLargo Engineering, Science & Technologies, LLC (“BLEST”) offers full service environmental engineering to third parties and provides engineering support services to our internal teams to accelerate the commercialization of our technologies.

BLEST focuses its efforts in these three areas:

●	providing engineering services to third-party clients as well as affiliated BioLargo entities;
●	supporting internal product development; and
●	advancing their own technical innovations such as the AEC PFAS treatment technology.

BLEST operates out of our engineering facility in Oak Ridge, Tennessee, and employs a group of scientists and engineers, many of whom are owners of the entity (BioLargo owns 70% as of December 31, 2025). The team is led by Randall Moore, who served as Manager of Operations for Consulting and Engineering for the Knoxville office of CB&I Environmental & Infrastructure and was formerly a leader at The Shaw Group, Inc., a Fortune 500 global engineering firm. Many of the other team members are also former employees of CB&I and Shaw, with the exception of more recent staff hires. The team is highly experienced across multiple industries and we believe they are considered experts in their respective fields, including: chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management and testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, HAZOP review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, NEPDES permitting, RCRA/TSCA compliance and permitting, project management, storm water design and permitting, computer assisted design (CAD), bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities. The team has decades of high-level experience in the energy industry. The engineering team has also developed an extended network of trusted engineering subcontractors that assist in serving specific client projects as needed.

BLEST engineers generate revenue through services to third party clients, as well as for internal BioLargo projects such as the AEC and Cellinity™ battery (revenues from internal projects are eliminated in the consolidation of our financial statements and are designated “intersegment revenue”). Third party contracts include ongoing work at U.S. Air Force bases for air quality control which generate ongoing contract-based revenue of approximately $100,000 per month. Efforts to expand this work as well as with other clients are consistently ongoing.

The staff time devoted to supporting the AEC (PFAS) and battery related work is demanding, and BLEST needs to hire more qualified staff to meet an expanding demand for our growing list of customers. When we combine the demands of current revenue generating projects and expected growth, we are presented with an obvious challenge to manage quality, timely performance as well as access to qualified staff. We are working carefully to find balance to help ensure we meet the demands of both in a practical customer centric and capital conserving way. It may be, for example, that we will eventually need to secure contract manufacturers to meet the customer demands in the near term as we scale up our infrastructure and work force capabilities.

Intellectual Property

We have 34 patents issued, including 26 in the United States, and multiple applications pending, and our patents have an average remaining duration of seven years. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

We incurred $2,593,000 and $2,882,000 in expense related to our research and development activities in the years ended December 31, 2025 and 2024, respectively.

Competition

Our operational subsidiaries operate in diverse markets and each competes against large, well established companies. For industrial odor control, we compete against national companies such as Weaver Consulting Group, Atmos Technologies, Chemstation and OMI Industries. Our Cellinity™ battery energy storage systems will compete against lithium-ion batteries made by Tesla, Chinese companies CATL (Contemporary Amperex Technology Co.), BYD (Build Your Dreams) and MANLY, and other global leaders such as Panasonic and LG. Our AEC system competes against granular activated carbon, ion-exchange and reverse osmosis systems made by companies such as Veolia, AECOM, Xylem and Pentair. We believe each of our products offer advantages not available with competing products.

Executive Officers

As of December 31, 2025, and as the date of this prospectus, our executive officers were:

●	Dennis P. Calvert: Chief Executive Officer, President and Chairman of the Company’s board of directors
●	Charles K. Dargan II: Chief Financial Officer
●	Joseph L. Provenzano: Corporate Secretary and Sr. Vice President of Operations
●	Kenneth R. Code: Chief Science Officer

Our operational subsidiaries are led by:

Subsidiary	President
ONM Environmental, Inc.	Joseph L. Provenzano
BioLargo Engineering, Science & Technologies, LLC	Randall Moore
BioLargo Canada, Inc.	Richard Smith
Clyra Medical Technologies, Inc.	Steven V. Harrison
BioLargo Energy Technologies, Inc.	Dennis P. Calvert
BioLargo Equipment Solutions & Technologies, Inc.	Tonya Chandler

Employees

As of the date of this prospectus, we had 46 employees, of which 44 were full-time. Our employees including professional engineers, masters of engineering degree holders, and PhDs, as well as sales, support and administrative personnel. We also utilize consultants and independent contractors on an as-needed basis who provide certain specified services, such as professional engineers used from time to time by our engineering group based in Tennessee.

Governmental Regulation

Clyra Medical has products (each, a “Medical Device”) that are subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar laws, collectively, the “Regulatory Laws”) and such Medical Devices are developed, manufactured, tested, distributed or marketed by our Company. Each such Medical Device will need to be developed, manufactured, tested, distributed, and marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by our Company or any of our subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither our Company nor any of its subsidiaries, nor, to the knowledge of our Company, any officer, employee or agent of our Company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar law in any foreign jurisdiction.

Neither our Company nor any of its subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin research, development, or production of any Medical Device.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this prospectus and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

Results of Operations—Comparison of the years ended December 31, 2025 and 2024

We operate our business in distinct business segments:

●	ONM, which manufactures and sells our odor and VOC control products and services, including our flagship product, CupriDyne® Clean;
●

BLEST, which provides professional engineering services supporting our internal business units, advancing innovations like the AEC to remove PFAS contaminants from water, and serving outside clients on a fee for service basis;

●	Clyra Medical, which develops and sells medical products based on our technology;
●	BETI, which is developing our proprietary battery technology;
●	BEST, which sells equipment based on our technology;
●	BioLargo Canada, Inc., located in Edmonton, Alberta Canada, our primary research and development activities team; and
●	Our corporate operations, which support the operating business segments with legal, accounting, human resources, and other services.

Our consolidated revenue for the year ended December 31, 2025 was $7,765,000, which is a 56% decrease from the $17,779,000 in revenues for the year ended December 31, 2024. Services revenue increased 96% to $1,998,00, while revenue from product sales decreased 66% to $5,767,000. The increase in service revenues was related to additional engineering consulting service contracts. The decrease in product revenues was almost entirely due to the decrease in the volume of sales to our largest private-label odor-control products customer, Pooph Inc.

ONM Environmental, Inc. (ONM)

Our wholly owned subsidiary ONM generates revenues through sales of our flagship product CupriDyne® Clean industrial odor and VOC control product, by providing design, installation and maintenance services on the systems that deliver CupriDyne® Clean at its clients’ facilities, and through sales of consumer products based on our CupriDyne® Clean technology.

Credit Loss Expense, Pooph Litigation

Since 2021, ONM has been selling odor control products for use with pets to Ikigai Holdings LLC, who sold them to consumers and retailers under the brand name “Pooph”, pursuant to a Preferred Master Manufacturing Agreement (the “PMMA”) and License Agreement. On June 6, 2025, the parties amended the PMMA to allow Pooph Inc. to pay past due amounts of $1,378,141 in royalties and $2,385,468 on product invoices through a weekly payment plan bearing 10% interest and maturing July 3, 2026 (the “PMMA Amendment”). These amounts were recorded on our consolidated balance sheets at June 30, 2025, as a note receivable. The PMMA Amendment also modified payment and invoicing terms on existing and future product purchase orders, and allowed BioLargo to withhold product if the payment terms were not met. On August 5, 2025, Pooph Inc. delivered a royalty report due for the second quarter of 2025, but did not pay the $463,520 in royalties due. On August 15, 2025, Pooph Inc. failed to make the weekly payment required pursuant to the PMMA Amendment, and has not made a payment since. On September 19, 2025, Pooph Inc. disclosed that it had been working independently on developing a new formula for Pooph-branded products to replace BioLargo’s formula, and that it was terminating the PMMA, citing our refusal to deliver products. On September 24, 2025, we delivered notice to Pooph Inc. that the grant of license was immediately revoked due to Pooph Inc.’s failure to pay royalties, and that we were terminating the License Agreement in its entirety with 150 days’ notice. The notice further advised that Pooph Inc. is not allowed to market or sell products that incorporate, use, or are based on, in whole or in part, BioLargo’s patents and proprietary information, including but not limited to any know-how disclosed to Pooph Inc., and that absent reinstatement of the grant of license, Pooph Inc. must immediately stop marketing and selling any such products in its possession, custody or control (or sold through market portals or platforms such as Amazon).

On November 11, 2025, we (BioLargo Inc. and ONM Environmental Inc.) filed a lawsuit against Pooph Inc. (and related party Ikigai Marketing Works LLC) in the United States District Court, Central District of California, alleging patent infringement, false advertising, and state law claims including breach of contract, false promise, unfair and fraudulent business practices, and constructive fraud. In the suit, we seek (i) an order that the defendants have infringed on our patents, an injunction enjoining defendants from further infringing on our patents, and accounting for defendants’ gains and profits; (ii) an order that defendants have violated Section 43(a) of the Lanham Act, an injunction preventing defendants from using product reviews based on our proprietary technology with their newly formulated products, and an accounting and damages for these violations; (iii) compensatory damages for unpaid royalties of $1,667,292; (iv) compensatory damages for unpaid product purchased from ONM of $2,154,110; (v) compensatory damages in an amount according to proof for false promises and unfair and fraudulent business practices; (vi) treble and/or exemplary damages; and (vii) costs and attorney’s fees. Also on November 11, 2025, Pooph Inc. served ONM with a lawsuit in the Orange County, California Superior Court filed on September 11, 2025, alleging ONM breached the terms and the implied covenant of good faith and fair dealing of the PMMA, seeking damages in an amount to be determined, as well as unjust enrichment, interest, and attorney’s fees and costs, arising out of the manufacture and sale of the Pooph-branded products, and ONM’s refusal to fill purchase orders while Pooph Inc. was in breach of contract for failure to pay past due monies. While we dispute the allegations made by Pooph Inc. and intend to vigorously prosecute and defend the lawsuits, the outcomes of the lawsuits are uncertain, and adverse outcomes could materially impact our future financial results.

During the three months ended September 30, 2025, BioLargo management determined that the note receivable and accounts receivable owed by Pooph Inc. were fully impaired, resulting in a $3,849,000 credit loss expense recorded on our consolidated statements of operations, which reduced operating income and current assets by that amount.

Revenue (ONM)

ONM’s revenues for the year ended December 31, 2025, were $5,905,000 a decrease of $9,692,000 (62%) from the same period in 2024. The decrease in revenues was almost entirely due to a decrease in the volume of sales of private label odor-control products (which decreased by $9,100,000). Because the Pooph brand is owned and marketed by a third party, ONM has no control over the marketing and sales activity or levels of the Pooph brand. Although we believe the success of the Pooph brand demonstrates the viability of our pet-odor control products, and although we are actively seeking a new partner that can capitalize on the prior success, unless a new partner is found, we expect ONM’s revenues for the year ending December 31, 2026 to decrease as compared to the year ended December 31, 2025.

Cost of Goods Sold (ONM)

ONM’s cost of goods sold includes costs of raw materials, contract manufacturing, and portions of depreciation, salaries and expenses related to the manufacturing and installation of its products. As a percentage of revenue, ONM’s costs of goods decreased 2% in fiscal year 2025 to 51%. The decrease was related to normal price fluctuations for raw materials.

Selling, General and Administrative Expense (ONM)

ONM’s Selling, General and Administrative (SG&A) expenses were $1,324,000 in fiscal year 2025, compared to $1,357,000 in fiscal year 2024. We expect these expenses to remain approximately the same in fiscal year 2026 at the current level of operations.

Operating Loss and Income (ONM)

ONM generated an operating loss of $2,317,000 in fiscal year 2025, compared to operating income totaling $5,920,000 in fiscal year 2024.  The operating loss is primarily due to the decrease in sales volume of Pooph-branded products, which declined in fiscal year 2025, the credit loss expense for uncollectible account receivables totaling $603,000, and the note receivable credit loss expense totaling $3,283,000.

BLEST (engineering division)

Revenue (BLEST)

BLEST generated $1,998,000 in third-party service revenues in fiscal year 2025, a 96% increase over the $1,017,000 in third-party service revenues in fiscal year 2024. This increase was due to an increased volume of services provided to existing and new clients, including increased work at U.S. Air Force bases. As BLESTs revenues in fiscal year 2024 included product revenue related to the Lake Stockholm project, its overall revenues in fiscal year 2025 decreased as compared to fiscal year 2024. In fiscal year 2025 and future periods, product sales of BioLargo proprietary technology will be through BioLargo Equipment Solutions & Technologies, Inc. - BLEST’s role will be to provide supporting engineering services for such products, both at the sales and implementation cycles.

In addition to providing service to third party clients, BLEST provides services to BioLargo and its subsidiaries for internal BioLargo projects. These services are billed internally, are considered intersegment revenue, and are eliminated in the consolidation of our financial statements. Intersegment revenue is primarily used to further engineer and develop our AEC PFAS treatment system and battery technology. In fiscal year 2025, intersegment revenues totaled $685,000 compared to $1,015,000 in fiscal year 2024.

Cost of Goods Sold (BLEST)

BLEST’s cost of goods includes employee labor, materials, as well as subcontracted labor costs. In fiscal year 2025, its cost of goods were 72% of its revenues, versus 74% in fiscal year 2024.  The decrease is related to decreased costs on fixed fee contracts.  We expect the cost of services to remain consistent in fiscal year 2026 based on the contracts currently in progress.

Selling, General and Administrative Expense (BLEST)

BLEST’s SG&A expenses were $987,000 in fiscal year 2025, compared to $872,000 in fiscal year 2024, due to increased head-count related expenses. We expect these expenses to remain consistent in fiscal year 2026 based on the contracts currently in progress.

Operating Loss (BLEST)

BLEST had an operating loss of $1,091,000 in fiscal year 2025, compared to an operating loss of $1,453,000 in fiscal year 2024. This operating loss is reflective of the focus at BLEST on internal BioLargo projects. While we are unable to record revenues generated from services by the engineering group to other BioLargo operating divisions for important projects such as the development of the AOS and AEC technologies, it is important to note that its net loss would be reduced if it were selling these services to a third party at fair market value. Because the subsidiary had a net loss, we invested cash during the year to allow it to maintain operations.

Clyra Medical

Clyra Medical did not generate revenues in the years ended December 31, 2025 and 2024. It received a first purchase order for its ViaCLYR product in February 2026, and expects to record revenue in the three-month period ending March 31, 2026. In fiscal year 2025, Clyra Medical had an operating loss totaling $6,065,000, which included $1,168,000 in research and development expenses.  In the same period in 2024, the operating loss totaled $3,324,000, which included $827,000 in research and development expenses. The increases in costs and expenses is related to stock option compensation expense and product development expense related to readying manufacturing for scaled commercialization.

In fiscal year 2025, Clyra Medical raised $5,745,000 in debt and equity. In fiscal year 2024, Clyra Medical raised $2,869,000 in debt and equity. From January 1, 2026, through April 17, 2026, Clyra Medical received $2,920,125 and issued unsecured promissory notes in the aggregate principal amount of $2,920,125, bearing interest at the rate of 15% per annum, which mature February 28, 2029, and require interest-only payments until maturity (titled its 2026 Guaranteed Note). Clyra Medical also issued the investors warrants allowing for the purchase of an aggregate 194,675 shares of its common stock at $7.50 per share, expiring February 28, 2031. Payment of the promissory notes are guaranteed by BioLargo Inc.

BioLargo Energy Technologies (BETI)

BioLargo Energy Technologies, Inc. (BETI) is focused on development of our Cellinity™ battery, which is not yet fully developed or ready for sale, and thus has not generated revenue. In fiscal year 2025, BETI had an operating loss totaling $639,000, which included $274,000 in research and development expenses.  In fiscal year 2024, the operating loss totaled $642,000, which included $379,000 in research and development expenses. We do not expect BETI to generate revenue in fiscal year 2026 as it continues its research and development and pre-commercialization activities.

BioLargo Equipment Solutions & Technologies (BEST)

BioLargo Equipment Solutions & Technologies, Inc. (BEST) was formed in 2024 to commercialize BioLargo’s proprietary water treatment equipment, including its PFAS removal device the AEC. As the first AEC sale occurred prior to the Company’s formation, and the sales cycle for advanced water treatment systems is long, BEST has not yet generated revenues. We intend future water treatment projects to be contracted through BEST. BEST had an operating loss totaling $276,000 and $273,000 during fiscal years 2025 and 2024, respectively.

Selling, General and Administrative Expense – consolidated

Our Selling, General and Administrative (“SG&A”) expenses include both cash (for example, salaries to employees) and non-cash expenses (for example, stock option compensation expense). Our consolidated SG&A increased by 27% ($2,466,000) in fiscal year 2025, to $11,768,000. Our non-cash expenses (through the issuance of stock and stock options) were $3,613,000 in fiscal year 2025, compared with $2,479,000 in fiscal year 2024. Our SG&A expenses included (in thousands):

	December 31, 2025	December 31, 2024
Salaries and payroll related	$4,721	$3,276
Professional fees	1,081	944
Consulting	1,906	1,503
Office expense	1,879	1,659
Rent expense	565	377
Depreciation expense	141	150
Sales and marketing	520	494
Investor relations	399	477
Board of director expense	556	422
Total	$11,768	$9,302

The increases in salaries and payroll is primarily due to increased option compensation to employees and the associated fair value, and an increase in the number of employees at Clyra Medical. The increase in professional and consulting fees are primarily from Clyra Medical as it prepares for the commercialization of its products. The increase in sales and marketing was due to increased company activities at Biolargo and at Clyra Medical. Office expense increased due to an increase in square footage of rented space and an increase in general office expenses related to expanded operations. The increase in the Board of Director fees is due to Clyra Medical’s issuance of equity to board members.

Impairment Expense

During fiscal years 2025 and 2024, management recognized an impairment expense of $14,000 and $0, respectively, related to BioLargo’s noncontrolling interest in its South Korean joint venture.

Credit Loss Expense

During fiscal year 2025 management recognized credit loss expense of $3,849,000 related to an ONM client (see “Credit Loss Expense, Pooph Litigation” above).

Research and Development

In fiscal year 2025, we spent $2,593,000 in the research and development of our technologies and products. This was a decrease of 10% or $289,000 compared to fiscal year 2024, and was due to decreased activity by Clyra Medical as it approaches commercialization of its wound irrigation solution products. The research and development activity was related to the development of wound irrigation solution medical products, the AEC water filtration system, and the Cellinity™ battery products.

Other Income and Expense

Primarily through our wholly owned Canadian subsidiary, we have been awarded more than 90 research grants over the years from various public and private agencies, including the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP), the National Science and Engineering Research Council of Canada (NSERC), and the Metropolitan Water District of Southern California’s Innovative Conservation Program “ICP”. The research grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income. The amount of grant income decreased by $20,000 in fiscal year 2025, to $6,000. Grant funds paid directly to third parties are not included as income in our financial statements.

Interest Expense

Our interest expense for fiscal year 2025 was $540,000, an increase of 661% compared with fiscal year 2024. The significant increase in interest expense is related to Clyra Medical debt, which increased in fiscal year 2025.  We expect our interest expense to increase in fiscal year 2026 as compared with fiscal year 2025 due to further increased debt obligations at Clyra Medical.

Net Loss

We experienced a net loss for fiscal year 2025 of $15,189,000, a loss of $0.04 per share, compared to a net loss for fiscal year 2024 of $4,347,000, a loss of $0.01 per share. This represents a year-over-year increase in net loss of 249%. Our net loss this year increased because of the decrease in ONM revenue and the $3,849,000 credit loss expense associated with an ONM client (see “Credit Loss Expense, Pooph Litigation” above).  The net income (loss) per business segment is as follows (in thousands):

	Year ended	Year ended
Net income (loss)	December 31, 2025	December 31, 2024
ONM	$(2,227)	$5,951
BLEST	(1,032)	(1,356)
Clyra Medical	(6,564)	(3,490)
BioLargo Canada	(528)	(504)
BETI	(639)	(642)
BEST	(276)	(273)
BioLargo corporate	(3,923)	(4,033)
Consolidated net loss	$(15,189)	$(4,347)

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. During fiscal year 2025, we generated revenues of $7,765,000, had a net loss of $15,189,000, and used $8,297,000 cash in operations. As of December 31, 2025, we had working capital of $51,000, and current assets of $5,114,000. We do not believe gross profits in fiscal year 2026 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources. As of December 31, 2025, our cash and cash equivalents totaled $3,883,000, and our total liabilities included $2,079,000 of debt, of which $1,814,000 was owed by Clyra Medical (and of that amount, $1,395,000 is due within one year). Therefore, we intend to continue to raise investment capital through the sale of our securities and the securities of our subsidiaries. To meet our cash obligations during fiscal year 2025, we (i) sold $2,122,000 of our common stock to Lincoln Park (see Note 3), (ii) sold $215,000 of our common stock and warrants to accredited investors (see Note 3 and Note 6), (iii) sold $2,339,000 of Clyra Medical common stock and sold $2,145,000 Clyra Medical Series B Preferred stock (see Note 10), and (iv) sold $425,000 of BETI common stock (see Note 9). To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash and anticipate that we will continue to be able to do so in the future.

From January 1, 2026 through April 17, 2026, Clyra Medical has received $2,920,125 and issued three-year promissory notes in that amount, BETI has sold $462,000 of its common stock, BioLargo Inc. sold $150,000 in units comprised of common stock and stock purchase warrants, and BioLargo Inc. sold $170,704 of common stock to Lincoln Park (prior to the February 1, 2026 expiration of our purchase agreement with Lincoln Park).

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to rely on an institutional equity line such as our arrangement with Clearthink or other private financings, and in the long term, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of offerings of debt with equity or derivative features which include the valuation of the warrant component, any beneficial conversion feature and potential derivative treatment, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reported in its consolidated financial statements.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, ONM and BLEST. ONM identifies its contract with the customer through a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. ONM recognizes revenue at a point in time when the order for its goods are shipped if its agreement with the customer is FOB ONM’s warehouse facility, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order. ONM also installs misting systems for which it bills on a time and materials basis. It identifies its contract with the customer through a written purchase order in which the details of the time to be billed and materials purchased and an estimated completion date. The performance obligation is the completion of the installation. Revenue is recognized in arrears as the work is performed.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed. BLEST’s contracts typically call for invoicing for time and materials incurred for that contract. A few contracts have called for milestone or fixed cost payments where BLEST bills an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

The warrant relative fair values are also recorded as a discount to the convertible promissory notes. At present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Share-based Payments

It is the Company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2025 and 2024, approximate their respective fair values because of the short-term nature of these instruments. Such instruments include cash, accounts receivable, prepaid assets, accounts payable, line of credit, and other assets and liabilities. The carrying amount of debt instruments are believed to approximate fair value as the stated interest rates are reflective of the prevailing market rates.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies – Recent Accounting Pronouncements”, for the applicable accounting pronouncements affecting the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dennis P. Calvert	63	President, CEO, Chairman, Director
Charles K. Dargan II	70	Chief Financial Officer
Kenneth R. Code	79	Chief Science Officer, Director
Joseph L. Provenzano	57	Vice President of Operations, Corporate Secretary, Director
Dennis E. Marshall(2)(3)(4)	83	Director
Jack B. Strommen	56	Director
Linda Park(1)(2)(3)	48	Director
Christina Bray(1)(5)(6)	38	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Corporate Governance Committee

Dennis P. Calvert serves as our President, Chief Executive Officer, and Chairman of the board of directors and also holds board and executive roles across the Company’s subsidiaries. Mr. Calvert has served as a director, President and Chief Executive Officer since June 2002. He previously served as Corporate Secretary from September 2002 to March 2003 and as Chief Financial Officer from March 2003 to January 2008. Mr. Calvert holds a B.A. in Economics from Wake Forest University, where he was a varsity basketball player, and has also pursued studies at Columbia University and Harding University. In January 2025, he was appointed by the U.S. Secretary of Commerce to serve a two-year term on the Environmental Technology Trade Advisory Committee (ETTAC), and he also serves as Chairman of the Enabling Innovative Technology Subcommittee. Mr. Calvert serves on the board of directors of The Maximum Impact Foundation, a 501(c)(3) organization dedicated to supporting lifesaving initiatives globally. He is also a Director and Co-Chair of the Energy Committee and the Water Committee of Sustain SoCal, a trade association promoting economic growth in Southern California’s clean technology sector, and serves on the board of directors of TMA BlueTech, a regional water cluster focused on science-based ocean industries. In addition, Mr. Calvert has been invited to serve as a member of the Forbes CEO Council, an invitation-only organization for senior executives, where he contributes as a thought leader by publishing insights and perspectives on business leadership, innovation, and clean technology. Mr. Calvert is an Eagle Scout. He is married and has two grown children. Mr. Calvert brings extensive entrepreneurial experience as an operator, investor, and consultant. Prior to his work with BioLargo, he participated in more than 300 consulting engagements and over 50 acquisitions, as well as numerous financing transactions, across industries including industrial chemicals, healthcare management, finance, telecommunications, and consumer products.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, and was elected President of our subsidiary, ONM Environmental, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the Company’s patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Jack B. Strommen has been a director since June 2017, and is a member of the board of directors of our subsidiary Clyra Medical. Mr. Strommen is an owner, advisor and board member of PD Instore, a branding, marketing and retail product display company, having worked for the company since 1990, including in 2017-2018 as its chief executive officer. He is also an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private companies. We believe that Mr. Strommen’s experience with PD Instore, a branding and marketing company, gives him the qualifications, expertise and skills to serve as a director.

Linda Park joined our board of directors in November 2022. She is currently the Senior Vice President, Associate General Counsel and Corporate Secretary of Edwards Lifesciences Corporation, a global leader of patient-focused innovations for structural heart disease and critical care monitoring.  Ms. Park is a member of the Senior Leadership Team and has been a member of the board of directors of the Edwards Lifesciences Foundation since January 2022. Her current practice includes corporate governance, regulatory compliance, legal disputes, investigations, employment-related matters, general corporate and corporate impact. Prior to joining Edwards, from June 2013 to October 2017, she served as Assistant General Counsel of Western Digital Corporation, a company creating breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations.  From September 2003 to June 2013, Ms. Park worked in private practice, including at the firms of Latham & Watkins, LLP and Gibson, Dunn & Crutcher LLP in New York City where she advised issuer and investment banking clients on corporate and securities matters, mergers and acquisitions, bank financings and capital markets, including initial public offerings.  Ms. Park has 20 years of experience counseling public companies and advancing organizations’ corporate governance and strategic goals; she is an active partner and thought leader on environmental, social and corporate governance (ESG) issues.  Ms. Park holds a Bachelor of Arts degree from Johns Hopkins University and a Juris Doctor from Duke University School of Law. We believe that Ms. Park’s broad corporate governance, securities, sustainability and M&A knowledge gives her the qualifications, expertise and skills to serve as a director.

Christina Bray joined our board of directors in November 2022. She is currently CEO of BlueDot Energies, Inc., a company founded in January 2021 that designs, builds and manages electrical vehicle charging stations. From January 2021 to February 2022, she was the manager of Strategic Partnerships at Sunlight Financial in New York, a provider of point-of-sale financing to homeowners and contractors for solar systems and home improvements. From September 2018 to January 2021, she was President of PGC Bancorporation, which was an acquisition vehicle for community banks in the Western states. From November 2016 to September 2018, she was Assistant Vice President of Alpine Bank in Boulder Colorado, where she controlled a $100 million commercial loan portfolio and underwrote in excess of $120 million in loans. From October 2015 to November 2016, she was a manager at Beaver Creek Sports in Avon Colorado. From September 2013 to October 2015, she was a key leader and community manager for lululemon in New Orleans, LA where she developed sales and market development strategies for a team of 20. From August 2012 to September 2013 she was office manager at MBA Financial Services in Boulder Colorado - a boutique private wealth management firm. Ms. Bray has a Bachelor of Arts from Yale University in Modern Middle Eastern Studies, and a Master of Arts in Military History from Norwich University in Vermont. We believe that Ms. Bray’s financial experience and entrepreneurial experience give her the qualifications, expertise and skills to serve as a director.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

Our board of directors has determined that each of Mr. Marshall, Mr. Strommen, Ms. Park, and Ms. Bray are independent as defined under applicable Nasdaq listing standards. Our board of directors has determined that neither Mr. Calvert, Mr. Provenzano, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, Mr. Provenzano, nor Mr. Code serve on any committee of our board of directors.

Meetings of our Board of Directors

Our board of directors held five meetings during fiscal year 2025, and acted via unanimous written consent once. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the five board meetings, and one absent at the November 2025 audit committee meeting.

Our board of directors held four meetings during fiscal year 2024 and acted via unanimous written consent two times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the August and November 2024 quarterly board meetings, and one at the August and November 2024 audit committee meetings. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders also may communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

All the reporting mechanisms also are posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall has served as Chairman of the Audit Committee since 2021. Linda Park and Christina Bray joined the Audit Committee in November 2022. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The Audit Committee met four times in fiscal year 2025 and four times in fiscal year 2024.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. Linda Park has served as Chairman since November 2022. Mr. Marshall and Ms. Bray also serve on the Compensation Committee. The Compensation Committee acted by consent four times during fiscal year 2025 and three times during fiscal year 2024.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2025 or 2024 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the board of directors, to make recommendations to the board of directors regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the board of directors, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the board of directors and its committees, to review all director compensation and benefits, to review, approve and oversee related party transactions, to develop and recommend director independent standards, and to develop and recommend a Company code of conduct, to investigate any alleged breach and enforce the provisions of the code. Since November 2022, the committee has been comprised of Christina Bray, as chairperson, and Mr. Marshall and Ms. Park. This committee did not meet in fiscal years 2025 or 2024.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the board of directors. The Company does not have a lead independent director. The board has four independent directors who provide active and effective oversight of our strategic decisions: Dennis Marshall, Jack Strommen, Linda Park and Christina Bray. As of the date of this filing, the Company has determined that the leadership structure of the board of directors has permitted the board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller reporting company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our board of directors. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our Company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Compensation Committee Interlocks and Insider Participation

During fiscal years 2025 and 2024, the Compensation Committee consisted of three members – Christina Bray, Linda Park, and Dennis Marshall, none of whom have ever been an employee or officer of the Company, and none of whom have had transactions with the Company that would require disclosure under Item 404 of Regulation S-K (see “Transactions with Related Parties” below). Each of the independent board members receive stock options in lieu of cash payment of board fees each calendar quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during fiscal years 2025 and 2024, except for Mr. Dargan, who failed to disclose an option that was issued upon annual renewal of his agreement to serve as our chief financial officer, which was disclosed in our Form 10-K, and the issuance of an option on September 30, 2025.

Family Relationships

There are no family relationships among the directors and executive officers of our Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our Company in all capacities for the fiscal years ended December 31, 2025, and 2024, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)	Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,
Chairman, Chief Executive Officer and President	2024	$288,603	(2)	$—	$—		$29,349	(3)	$317,952
	2025	$288,603		$—	$—		$29,187		$317,790
Kenneth R. Code,
Chief Science Officer	2024	$288,603	(4)	$—	$—		$12,600	(3)	$301,203
	2025	$288,603		$—	$—		$12,600		$301,203
Charles K. Dargan
Chief Financial Officer	2024	$—		$—	$233,850	(5)	$—		$233,850
	2025	$—		$—	$217,962		$—		$217,962
Joseph L. Provenzano,
Corporate Secretary; President ONM Environmental, Inc.	2024	$199,772	(6)	$—	$—		$67,679	(7)	$267,451
	2025	$193,772		$—	$—		$38,212		$231,984

(1)

Our Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In fiscal years 2024 and 2025 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During fiscal year 2025, Mr. Calvert agreed to forego $116,650 of cash compensation due to him and accept 663,581 shares of our common stock in lieu thereof, at a price range of $0.16 - $0.20 per share. See “Employment Agreements—Dennis Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Includes health insurance premiums, an automobile allowance, and bonus.

(4)

In fiscal years 2024 and 2025 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During fiscal year 2024, Mr. Code agreed to forego $9,450 of cash compensation due to him and accept 41,087 shares of our common stock in lieu thereof, at $0.23 per share. During fiscal year 2025, Mr. Code agreed to forego $120,952 of cash compensation due to him and accept 686,063 shares of our common stock in lieu thereof, at a price range of $0.16 - $0.10 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(5)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the fiscal years 2024 and 2025. During fiscal year 2024, Mr. Dargan received options to purchase 1,000,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.24 - $0.27 per share, the closing price of our common stock on the grant date. During fiscal year 2025, Mr. Dargan received options to purchase 1,305,882 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.17 - $0.25 per share, the closing price of our common stock on the grant date.  The value set forth in the table reflects the fair value of the options issued. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)

In fiscal years 2024 and 2025, the employment agreement for Mr. Provenzano provided for a base salary of $193,997 and $199,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)	Includes health insurance premiums, and automobile allowance. During fiscal year 2024, Mr. Provenzano also received $50,000 as a bonus.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, we entered into an employment agreement with our President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms; Mr. Calvert continues to serve as the Company’s President and Chief Executive Officer. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendere in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our Company or interfere with any business relationship of our Company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year.

On August 13, 2024, we and Mr. Dargan agreed to extend the term of his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated August 13, 2024 (the “2024-2025 Agreement”) commenced February 1, 2024, and expired January 31, 2025 (the “2024-25 Term”). As the compensation for the 2024-25 Term, Mr. Dargan was issued an option to purchase 300,000 shares of the Company’s common stock (this issuance is included in footnote (4) to the Summary Compensation Table above). The option vests over the period of the 2024-2025 Extended Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Plan. The option is Mr. Dargan’s sole compensation for the 2024-25 Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the 2024-25 Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). The 2024-25 Agreement includes a provision that it automatically renews upon its January 31, 2025 expiration, and each expiration thereafter, unless terminated. All other provisions of the Engagement Agreement not expressly amended pursuant to the 2024-25 Agreement remain the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company’s common stock on the prior business day, vesting over one year.

On January 31, 2025, the 2024-25 Agreement with Mr. Dargan automatically extended for a one-year period to expire January 31, 2026 (the “2025-26 Term”). As the sole compensation for the 2025-26 Term, Mr. Dargan was issued an option to purchase 300,000 shares of the Company’s common stock. The option vests over the period of the 2025-26 Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The option is exercisable at $0.2536 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Plan.

On January 31, 2026, the 2024-25 Agreement with Mr. Dargan automatically extended for a one-year period to expire January 31, 2027 (the “2026-27 Term”). As the sole compensation for the 2026-27 Term, Mr. Dargan was issued an option to purchase 300,000 shares of the Company’s common stock. The option vests over the period of the 2026-27 Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The option is exercisable at $0.179 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Plan.

Joseph L. Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, and granted to him an incentive stock option to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Plan. As set forth in the 2018 Equity Plan, the exercise price of the option is equal to the closing price of the Company’s common stock on the May 28 grant date at $0.17 per share. The shares in the option vested in five in equal increments over five years, and the option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Compensation Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On June 18, 2019, the other terms of his employment agreement were finalized and a document fully executed. Although fully executed on June 18, 2019, the employment agreement is effective as of May 28, 2019, to reflect the option grant date.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary ONM. Mr. Provenzano’s base compensation will remain at his current rate of $170,000 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the Company uses in Company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years. His employment under the terms of the agreement have continued after its termination. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendere in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our Company receives a quarterly retainer of $15,000, and committee chairpersons receive an additional $3,750 per quarter. In lieu of cash payments, on the last day of each calendar quarter, each director is issued an option to purchase our common stock at an exercise price equal to the closing price of the Company’s common stock on the last trading day of the quarter. The number of shares purchasable under each option is the dollar amount owed to the director divided by the exercise price of the option.

The following table sets forth information for fiscal year 2025, regarding compensation of our non-employee directors. Directors employed by the Company do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash	Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$—	$127,856	(2)	$—	$—	$127,856
Jack B. Strommen	$—	$52,440	(3)	$—	$—	$52,440
Christina Bray	$—	$65,550	(4)	$—	$—	$65,550
Linda Park	$—	$65,550	(5)	$—	$—	$65,550

(1)	Dollar amounts represent the fair-value of the options issued.

(2)

In fiscal year 2025, Mr. Marshall earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Audit Committee. This amount was paid quarterly by the issuance of stock options to Mr. Marshall in lieu of cash payment, with an aggregate fair value of $65,550, as follows: (i) on March 31, 2025, an option to purchase 66,694 shares of our common stock at $0.28 per share, (ii) on June 30, 2025, an option to purchase 93,750 shares of our common stock at $0.21 per share, (iii) on September 30, 2025, an option to purchase 110,294 shares of our common stock at $0.17 per share, and (iv) on December 30, 2025, an option to purchase 101,736 shares of our common stock at $0.18 per share. Additionally, pursuant to a program put in place by our Board of Directors, during fiscal year 2025, Mr. Marshall was issued options to purchase an aggregate 333,942 shares of our common stock at exercise prices between $0.18 - $0.28 per share, with an aggregate fair value of $62,306, to replace options that expired during the year. The amount in the table above reflects the aggregate fair value of the foregoing options.

(3)

In fiscal year 2025, Mr. Strommen earned director fees of $15,000 each quarter, for a total of $60,000. This amount was paid quarterly by the issuance of stock options to Mr. Strommen in lieu of cash payment, with an aggregate fair value of $52,440, as follows: (i) on March 31, 2025, an option to purchase 53,571 shares of our common stock at $0.28 per share, (ii) on June 30, 2025, an option to purchase 75,000 shares of our common stock at $0.21 per share, (iii) on September 30, 2025, an option to purchase 88,235 shares of our common stock at $0.17 per share, and (iv) on December 30, 2025, an option to purchase 81,389 shares of our common stock at $0.18 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(4)

In fiscal year 2025, Ms. Bray earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Nominating/Corporate Governance Committee. This amount was paid quarterly by the issuance of stock options to Ms. Bray in lieu of cash payment, with an aggregate fair value of $65,550, as follows: (i) on March 31, 2025, an option to purchase 66,694 shares of our common stock at $0.28 per share, (ii) on June 30, 2025, an option to purchase 93,750 shares of our common stock at $0.21 per share, (iii) on September 30, 2025, an option to purchase 110,294 shares of our common stock at $0.17 per share, and (iv) on December 30, 2025, an option to purchase 101,736 shares of our common stock at $0.18 per share.  The amount in the table above reflects the aggregate fair value of the foregoing options.

(5)

In fiscal year 2025, Ms. Park earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Compensation Committee. This amount was paid quarterly by the issuance of stock options to Ms. Park in lieu of cash payment, with an aggregate fair value of $65,550, as follows: (i) on March 31, 2025, an option to purchase 66,694 shares of our common stock at $0.28 per share, (ii) on June 30, 2025, an option to purchase 93,750 shares of our common stock at $0.21 per share, (iii) on September 30, 2025, an option to purchase 110,294 shares of our common stock at $0.17 per share, and (iv) on December 30, 2025, an option to purchase 101,736 shares of our common stock at $0.18 per share.  The amount in the table above reflects the aggregate fair value of the foregoing options.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our Company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our Company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our Company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities” on page 46 below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2025.  All stock or options that were granted to the Named Executive Officers during fiscal year 2025 have fully vested.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert
	3,731,322	--	--	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 1, 2030
	214,286	--	--	$0.14	$0.14	May 1, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
	300,000	--	--	$0.23	$0.23	March 17, 2031
	32,500	--	--	$0.18	$0.18	May 21, 2031
	127,500	--	--	$0.23	$0.23	March 31, 2032
	150,000	--	--	$0.18	$0.18	June 30, 2032
	205,000	--	--	$0.17	$0.17	December 28, 2032
	300,000	--	--	$0.20	$0.20	March 31, 2033
	500,000	--	--	$0.18	$0.18	July 17, 2033
	700,000	--	--	$0.24	$0.24	June 23, 2034
	300,000	--	--	$0.21	$0.21	August 13, 2034
	300,000	--	--	$0.25	$0.25	February 1, 2035
	1,005,882	--	--	$0.17	$0.17	September 30, 2035
Kenneth R. Code
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 1, 2030
Joseph Provenzano
	78,947	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	39,860	39,860	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	202,110	--	--	$0.14	$0.14	May 1, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.18	$0.18	May 21, 2031
	38,584	--	--	$0.22	$0.22	January 3, 2032
	124,051	--	--	$0.23	$0.23	March 31, 2032

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 17, 2026, including rights to acquire beneficial ownership of shares of our common stock within 60 days of April 17, 2026, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(3)	26,284,323	7.7%
Dennis P. Calvert(4)	14,713,518	4.3%
Jack B. Strommen(5)	7,331,082	2.1%
Charles K. Dargan II(6)	5,876,912	1.7%
Dennis E. Marshall(7)	5,692,861	1.7%
Joseph L. Provenzano(8)	3,442,038	1.0%
Linda Park(9)	1,756,502	0.5%
Christina Bray(10)	1,381,502	0.4%
All directors and officers as a group (8 persons)	66,478,738	19.4%

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for Charles K. Dargan II, whose address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180.

(2)

Our Company has only one class of stock outstanding. The sum of 320,474,620 shares of common stock outstanding as of April 17, 2026, and 22,604,364 shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this prospectus by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued to IOWC Technologies, Inc. in connection with the acquisition by our Company of certain intellectual property and other assets in April 2007. Includes 408,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 4,189,893 shares issuable to Mr. Calvert upon exercise of options.

(5)	Includes 2,452,103 shares issuable to Mr. Strommen upon exercise of options.

(6)	Includes 5,936,668 shares issuable to Mr. Dargan upon exercise of options.

(7)	Includes 5,432,829 shares issuable to Mr. Marshall upon exercise of options.

(8)	Includes 1,671,296 shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes 1,381,502 shares issuable to Ms. Park upon exercise of options, and 187,500 shares upon exercise of warrants.

(10)	Includes 1,381,502 shares issuable to Ms. Bray upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Company has adopted a policy that all transactions between our Company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our Company than could be obtained from unaffiliated third parties.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables. These transactions are routinely under the threshold for disclosure.

The following information discloses any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are proposed to be a participant and the amount involved exceeds $120,000 or 1% of the average of our total assets over the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest:

On October 22, 2024, our Chief Executive Officer Dennis P. Calvert invested $120,000 of $1,064,000 total invested into a securities offering of partially owned subsidiary Clyra Medical, whereby the investors received secured promissory notes in the principal amount of their investments, bearing 15% interest to be paid monthly, maturing October 31, 2026. Additionally, the investors received a warrant to purchase shares of Clyra Medical common stock for $6.00 per share expiring October 31, 2029, allowing for the purchase of the number of shares equal to their investment amount divided by six. BioLargo Inc. guaranteed payment of the investments in the event of a default in payment by Clyra Medical. Mr. Calvert, through an entity he owns and controls, received a note in the principal amount of $120,000, and a warrant to purchase 20,000 shares of Clyra Medical common stock. On May 5, 2025, Mr. Calvert invested an additional $21,000, through an entity he owns and controls, and received a note in the principal amount of $21,000, and a warrant to purchase 3,500 shares.

On March 16, 2026, our Chief Executive Officer Dennis P. Calvert invested $100,000 into a securities offering of partially-owned subsidiary Clyra Medical, whereby the investors received promissory notes in the principal amount of their investments, bearing 15% interest to be paid monthly, maturing February 28, 2029. Additionally, the investors received a warrant to purchase shares of Clyra Medical common stock for $7.50 per share expiring February 18, 2031, allowing for the purchase of the number of shares equal to their investment amount divided by seven point five (7.5). BioLargo Inc. guaranteed payment of the investments in the event of a default in payment by Clyra Medical. Mr. Calvert, through an entity he owns and controls, received a note in the principal amount of $100,000, and a warrant to purchase 6,667 shares of Clyra Medical common stock.

DESCRIPTION OF CAPITAL STOCK

As reflected in the Certificate of Incorporation, as amended August 30, 2022, our authorized capital stock consists of 550,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at April 17, 2026
Title of Class	Authorized	Outstanding	Reserved(1)

Common stock, par value $0.00067 per share	550,000,000	320,474,620	147,447,179

Preferred stock, $0.00067 par value per share	50,000,000	-0-	-0-

(1) Number of reserved shares include the shares registered in this offering.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our Company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Clearthink Capital Partners LLC (“Clearthink”) and any of its assignees or transferees (the “selling stockholder”), of shares of common stock that may be issued and sold to Clearthink, from time to time, pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, in which we agreed to provide certain registration rights with respect to sales by Clearthink of the shares of our common stock that may be issued and sold to Clearthink, from time to time, under the Purchase Agreement. The selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may sell to Clearthink under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of the date of this prospectus. Neither Clearthink nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

	Number of Shares of Common Stock Entitled to Own Prior to Offering(1)		Maximum Number of	Number of Shares of Common Stock Owned After Offering(2)
Name of Selling Stockholder	Number of Shares	Percentage of Outstanding Shares	Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares	Percentage of Outstanding Shares
Clearthink Capital Partners, LLC(3)	2,320,989(4)	0.7%(5)	30,000,000	2,320,989	0.6%(6)

(1)	Applicable percentage ownership is based on 320,474,620 shares of our common stock outstanding as of April 17, 2026 before the issuance and sale of our common stock to Clearthink under the Purchase Agreement, which will occur only after the registration statement of which is prospectus is part of is declared effective by the SEC.

(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the following assumptions: (a) all shares of common stock that may sold to Clearthink under the Purchase Agreement and that are registered for sale by the registration statement of which this prospectus is part of are sold, and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of such shares offered pursuant to this prospectus or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)

Brian Loper, the Managing Member of Clearthink Capital Partners, LLC, is deemed to be beneficial owners of all of the shares of common stock owned by Clearthink Capital Partners, LLC. Mr. Loper has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Clearthink Capital Partners, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(4)

Includes the following: (i) 709,877 shares issued to Clearthink in transactions unrelated to the transactions contemplated by the Purchase Agreement, none of which shares described in this clause are being registered in the registration statement that includes this prospectus; (ii) 1,111,112 shares of common stock issuable upon exercise of warrants acquired by Clearthink in transactions unrelated to the transactions contemplated by the Purchase Agreement, none of which shares described in this clause are being registered in the registration statement that includes this prospectus: 555,556 shares at $0.216, expiring July 5, 2026, and 555,556 shares at $0.27, expiring January 5, 2031; and (iii) 500,000 shares of common stock that have been issued to Clearthink under the Purchase Agreement as the Commitment Shares, none of which shares described in this clause are covered by the registration statement that includes this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the additional shares of common stock that we may issue to Clearthink pursuant to the Purchase Agreement as Purchase Shares from and after the date of this prospectus, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Clearthink’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Clearthink are subject to certain limitations on the amounts we may sell to Clearthink at any time, including the Beneficial Ownership Cap. See the description under the heading “Clearthink Transaction” for more information about the Purchase Agreement.

(5)

Percentage based on 320,474,620 outstanding shares of our common stock as of the date of this prospectus, and includes the shares issuable to Clearthink pursuant to warrants acquired by Clearthink in transactions unrelated to the transactions contemplated by the Purchase Agreement; does not include the shares issuable to Clearthink reserved for issuance pursuant to the Purchase Agreement.

(6)

Percentage based on 350,474,620 outstanding shares of our common stock after giving effect to the issuance of 30,000,000 additional shares registered hereunder, and includes the shares issuable to Clearthink pursuant to warrants acquired by Clearthink in transactions unrelated to the transactions contemplated by the Purchase Agreement; does not include the shares issuable to Clearthink reserved for issuance under this prospectus.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholder, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

Clearthink Transaction

General

On March 20, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Clearthink. Pursuant to the terms of the Purchase Agreement, Clearthink has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement, at a purchase price equal the average of the two lowest daily closing prices during the eight trading days preceding the purchase date. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have may be issued to Clearthink under the Purchase Agreement.

As consideration for Clearthink’s commitment to purchase shares of the Company’s Common Stock from time to time at the Company’s direction upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, we issued to Clearthink 500,000 shares of Common Stock (the “Commitment Shares”) upon the execution of the Purchase Agreement. The Company will not receive any cash proceeds from the issuance of the Commitment Shares to Clearthink pursuant to the Purchase Agreement.

We do not have the right to commence any sales to Clearthink under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Clearthink’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, direct Clearthink to purchase shares of our common stock in amounts up to $500,000 on any single business day. The purchase price per share will be equal to the average of the two lowest closing sale prices for our common stock during the eight consecutive business days ending on the business day immediately preceding the purchase date of such shares. Clearthink may not assign or transfer its rights and obligations under the Purchase Agreement. The Purchase Agreement expires three years after the date the registration statement that includes this prospectus is declared effective by the SEC.

The Purchase Agreement also prohibits us from directing Clearthink to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Clearthink and its affiliates, would result in Clearthink and its affiliates exceeding the 9.99% Beneficial Ownership Cap of the issued and outstanding shares.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Clearthink to purchase up to the lesser of (i) $500,000 of our common stock, and (ii) 300% of the daily average shares traded value for the eight days prior to the date of the purchase notice. In each case, the purchase must be no less than $25,000. The purchase price per share for each such Regular Purchase will be equal to the average of the two lowest closing sale prices for our common stock during the eight consecutive business days ending on the business day immediately preceding the purchase date of such shares. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price. Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Clearthink.

Events of Default

Events of default under the Purchase Agreement include the following:

●

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Clearthink of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●

the de-listing of our common stock from the OTC Markets, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Market or the OTC Bulletin Board (or nationally recognized successor thereto);

●	the failure of our transfer agent to issue to Clearthink shares of our common stock within three business days after the applicable date on which Clearthink is entitled to receive such shares;

●

any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically.

Clearthink does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Clearthink’s control, we may not direct Clearthink to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give one day’s notice to Clearthink to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Clearthink

Clearthink has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Restrictions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 30,000,000 shares registered in this offering that may be issued or sold by us to Clearthink under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 21-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Clearthink of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Clearthink, if any, will depend on market conditions and other factors to be determined by us. We may ultimately decide to sell to Clearthink all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Clearthink, after Clearthink has acquired the shares, Clearthink may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Clearthink by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Clearthink under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Clearthink may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Clearthink, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Clearthink to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Clearthink, we may be authorized to issue and sell to Clearthink under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Clearthink under this prospectus is dependent upon the number of shares we direct Clearthink to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Clearthink from our sale of shares to Clearthink under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase	Percentage of Outstanding Shares(1)	Proceeds from the Sale of Shares to Clearthink Under the Purchase Agreement
$0.10	30,000,000	8.6%	$3,000,000
$0.15	30,000,000	8.6%	$4,500,000
$0.20	30,000,000	8.6%	$6,000,000
$0.30	30,000,000	8.6%	$9,000,000
$0.40	25,000,000	7.2%	$10,000,000
$0.50	20,000,000	5.9%	$10,000,000
$0.75	13,333,333	4.0%	$10,000,000
$1.00	10,000,000	3.0%	$10,000,000

(1)

The denominator is the sum of (i) 320,474,620 shares outstanding as of as of the date of this prospectus, and (ii) the number of shares set forth in the adjacent column (#2) which we would have sold to Clearthink, assuming the purchase price in the first column. The numerator is based on the number of shares issued set forth in the second column.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Clearthink. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Clearthink is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Clearthink has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Clearthink has informed us that each such broker-dealer will receive commissions from Clearthink that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Clearthink can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Clearthink or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers, any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the offering and sale of the shares to Clearthink and the registration of such shares for resale by Clearthink hereunder. We have agreed to indemnify Clearthink and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Clearthink has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Clearthink specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Clearthink has represented to us that at no time prior to the Purchase Agreement has Clearthink or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Clearthink agreed that, during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Clearthink that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Clearthink.

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQX® Best Market under the symbol “BLGO”.

Blue Sky Restrictions on Resale

If the selling stockholder desires to sell shares of our common stock under this prospectus in the United States, then the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.

Any person who purchases shares of our common stock from the selling stockholder under this prospectus who then desires to sell such shares also will have to comply with Blue Sky laws regarding secondary sales.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our Company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by such director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our Company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Corporate Securities Legal LLP, of Costa Mesa, California.

EXPERTS

The consolidated financial statements included in this prospectus for the years ended December 31, 2025 and 2024, have been audited by Hacker Johnson & Smith, PA, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and its subsidiaries’ ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website (www.SEC.gov) contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our Company on our website, located at www.BioLargo.com.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

BioLargo, Inc.

Westminster, California:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the “Company”), as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative cash flow from operations and has a significant accumulated deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value of Stock Options and Warrants - Critical Audit Matter Description

As more fully described in Notes 2, 5 and 10 to the consolidated financial statements, the Company issues options from both BioLargo, Inc. as well as its partially-owned subsidiary, Clyra Medical. Management uses the Black-Scholes option-pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option-pricing model involves the use of significant estimates, including the following:

-	Risk-free interest rate;
-	Expected stock price volatility;
-	Expected dividend yield; and
-	Expected life of the award.

In addition, management discounts the estimated fair value of the Clyra Medical stock options because the partially-owned subsidiary is a private company with no secondary market for its common stock. Given the significant estimates involved in estimating the fair value of stock options and warrants, the related audit effort in evaluating management’s estimates in determining the fair value of stock options and warrants was extensive and required a high degree of auditor judgment.

To the Stockholders and the Board of Directors

BioLargo, Inc.

Page Three

How the Critical Audit Matter was Addressed in the Audit

We obtained an understanding over the Company’s process to estimate the fair value of stock options and warrants, including how the Company develops each of the estimates required to utilize the Black-Scholes option- pricing model. We applied the following audit procedures related to testing the Company’s estimates utilized in the Black-Scholes option-pricing model:

-	We compared the Company’s risk-free interest rate used to the comparable United States Treasury yield for a term comparable to the stock options’ and warrants’ expected term.
-

We recalculated the Company’s historical stock price volatility for a term comparable to the stock options’ and warrants’ expected term. For Clyra Medical, we recalculated a comparable public company’s historical share price volatility for a term comparable to the stock options’ and warrants’ expected term.

-

We performed a look-back at the Company’s previously issued dividends, noting there were none. We inquired with management of the Company who informed us that no future dividends were currently anticipated.

-

We agreed the expected term of stock options and warrants granted to employees and nonemployees to the original contractual term of the option as management deems it likely they will remain outstanding for the entire original term. We further noted that this was consistent with historical options granted.

In addition, we reviewed management’s analysis over the fair value of the common stock price and discount that was used on the estimated fair value of the Clyra Medical stock options and warrants. We noted that Clyra Medical is a private company and therefore its common stock is not actively traded. We reviewed both the common stock and preferred stock sales history of Clyra Medical, noting the last sales prices. Management concluded that both the illiquidity and lack of marketability warranted a discount to the estimated fair value calculated using the Black-Scholes option-pricing model. From our review of the common stock sales history of Clyra Medical, we noted that the infrequent common stock sales support management’s assertions of both illiquidity and lack of marketability. We further researched published articles on valuation discounts and noted that the liquidity and lack of marketability discount used by management was within a reasonable range.

/S/ HACKER, JOHNSON & SMITH PA

Tampa, Florida

We have served as the Company’s auditor since 2023.

March 4, 2026

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	DECEMBER 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$3,883	$3,548
Accounts receivable, net of allowance	615	3,168
Inventories, net of allowance	310	330
Prepaid expenses and other current assets	306	91
Total current assets	5,114	7,137

Equipment and leasehold improvements, net	1,643	1,742
Other non-current assets	106	95
Operating lease right-of-use assets, net of amortization	1,028	992
Financing lease right-of-use asset, net of amortization	338	451
Clyra Medical note receivable	82	82
Investment in South Korean joint venture	—	14
Total assets	$8,311	$10,513

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,211	$946
Clyra Medical accounts payable and accrued expenses	1,592	867
Clyra Medical debt obligations, net of discount $139 and $80	1,395	486
Debt obligations	83	66
Contract liability	280	—
Operating lease liability	210	105
Finance lease liability	103	88
Deposits	189	90
Total current liabilities	5,063	2,648

Long-term liabilities:
Debt obligations, net of current	182	175
Clyra Medical debt obligations, net of current and discount $56 and $80	419	352
Operating lease liability, net of current	864	922
Finance lease liability, net of current	257	360
Total long-term liabilities	1,722	1,809
Total liabilities	6,785	4,457

CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY:
Preferred Series A, $0.00067 Par Value, 50,000,000 Shares Authorized, no Shares Issued and Outstanding, at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.00067 Par Value, 550,000,000 Shares Authorized, 317,377,777 and 301,274,243 Shares Issued, at December 31, 2025 and December 31, 2024	213	202
Additional paid-in capital	165,316	158,332
Accumulated deficit	(161,280)	(149,500)
Accumulated other comprehensive loss	(207)	(183)
Total BioLargo Inc. and subsidiaries stockholders’ equity	4,042	8,851
Non-controlling interest (Note 9, 10, 11)	(2,516)	(2,795)
Total stockholders’ equity	1,526	6,056
Total liabilities and stockholders’ equity	$8,311	$10,513

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Year ended December 31,
	2025	2024

Revenue
Product revenue	$5,767	$16,762
Service revenue	1,998	1,017
Total revenue	7,765	17,779

Cost of revenue
Cost of goods sold	(3,013)	(9,065)
Cost of service	(1,346)	(861)
Total cost of revenue	(4,359)	(9,926)

Gross profit	3,406	7,853

Operating expenses:
Selling, general and administrative expenses	11,768	9,302
Research and development	2,593	2,882
Impairment expense	14	—
Credit loss expense	3,886	—
Total operating expenses	18,261	12,184
Operating loss	(14,855)	(4,331)

Other income (expense):
PPP forgiveness	—	97
Finance fee	—	(106)
Grant income	6	26
Interest income	200	38
Interest expense	(540)	(71)
Total other expense	(334)	(16)

Net loss	(15,189)	(4,347)
Net loss attributable to noncontrolling interest	(3,409)	(1,945)
Net loss attributable to common stockholders	$(11,780)	$(2,402)

Net loss per share attributable to common stockholders:
Loss per share attributable to stockholders – basic and diluted	$(0.04)	$(0.01)
Weighted average number of common shares outstanding:	306,954,778	298,122,239

Comprehensive loss attributable to common stockholders
Net loss	$(15,189)	$(4,347)
Foreign currency translation adjustment	(24)	94
Comprehensive loss	(15,213)	(4,253)

Comprehensive loss attributable to noncontrolling interest	(3,409)	(1,945)
Comprehensive loss attributable to stockholders	$(11,804)	$(2,308)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2025 AND 2024

(in thousands, except for share data)

					Accumulated
			Additional		other	Non-	Total
	Common stock		paid-in	Accumulated	comprehensive	controlling	stockholders’
	Shares	Amount	capital	deficit	Loss	interest	equity

Balance, December 31, 2023	292,945,747	$196	$154,023	$(147,098)	$(277)	$(2,642)	$4,202
Stock for cash, net offering costs of $85	2,614,895	2	592	—	—	—	594
Issuance of stock for services	1,107,594	1	283	—	—	—	284
Issuance of common stock in exchange for BETI shares	378,788	—	—	—	—	—	—
Warrant exercise	3,278,337	3	753	—	—	—	756
Stock option compensation expense	—	—	1,535	—	—	—	1,535
Stock option exercise	948,882	—	153	—	—	—	153
Clyra Medical stock option compensation expense	—	—	—	—	—	528	528
Clyra Medical stock issued for services	—	—	—	—	—	132	132
Clyra Medical dividend Series A Preferred stock	—	—	—	—	—	(345)	(345)
Clyra Medical warrant exercise	—	—	—	—	—	30	30
Clyra Medical warrant fee	—	—	—	—	—	106	106
Clyra Medical stock unit offering	—	—	—	—	—	2,005	2,005
Clyra Medical conversion of note payable and interest	—	—	—	—	—	119	119
Clyra Medcial fair value of warrants issued with note payable	—	—	—	—	—	160	160
BETI unit offering	—	—	—	—	—	50	50
Noncontrolling interest allocation	—	—	993	—	—	(993)	—
Net loss	—	—	—	(2,402)	—	(1,945)	(4,347)
Foreign translation adjustment	—	—	—	—	94	—	94
Balance, December 31, 2024	301,274,243	$202	$158,332	$(149,500)	$(183)	$(2,795)	$6,056
Sale of common stock for cash, net of offering costs of $310	12,876,702	9	2,018	—	—	—	2,027
Issuance of common stock for services	2,807,771	2	555	—	—	—	557
Stock option compensation expense	—	—	1,762	—	—	—	1,762
Stock option exercise	265,800	—	—	—	—	—	—
Exchange of BETI stock for Biolargo common stock	153,261	—	—	—	—	—	—
Clyra Medical stock option compensation expense	—	—	—	—	—	1,203	1,203
Clyra Medical stock issued for services	—	—	—	—	—	76	76
Clyra Medical stock issued to convert debt	—	—	—	—	—	250	250
Clyra Medical sales of Series B Preferred stock	—	—	—	—	—	2,145	2,145
Clyra Medical stock unit offering	—	—	—	—	—	445	445
Clyra Medical dividend Series A Preferred stock	—	—	—	—	—	(347)	(347)
Clyra Medical fair value warrant issued with debt	—	—	—	—	—	231	231
Clyra Medical Unit Warrant offering	—	—	—	—	—	1,894	1,894
BETI unit offering	—	—	—	—	—	425	425
BETI stock issued for services	—	—	—	—	—	15	15
Noncontrolling interest allocation	—	—	2,649	—	—	(2,649)	—
Net loss	—	—	—	(11,780)	—	(3,409)	(15,189)
Foreign currency translation	—	—	—	—	(24)	—	(24)
Balance, Year Ended December 31, 2025	317,377,777	$213	$165,316	$(161,280)	$(207)	$(2,516)	$1,526

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except for per share data)

	YEARS DECEMBER 31,
	2025	2024
Cash flows from operating activities
Net loss	$(15,189)	$(4,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	2,965	2,063
Common stock issued for services	648	416
Credit loss expense	3,886	13
Operating lease right-of-use assets amortization	148	100
Finance lease right -of-use asset amortization	113	—
Operating lease liabilities, net	(137)	(82)
Finance lease liability, net	(88)	—
Interest expense related to amortization of the discount on note payable	196	—
Fair value of warrants issued for a fee and interest	—	106
Loss on investment in South Korean joint venture	14	5
PPP forgiveness	—	(97)
Depreciation expense	145	155
Changes in assets and liabilities:
Accounts receivable	(1,814)	(569)
Inventories	20	(177)
Prepaid expenses and other assets	(226)	(58)
Accounts payable and accrued expenses	266	(542)
Deposits	99	(27)
Clyra accounts payable and accrued expenses	377	138
Contract liabilities	280	(303)
Net cash used in operating activities	(8,297)	(3,206)
Cash flows from investing activities
Equipment purchases	(46)	(1,235)
Clyra Medical note receivable	—	(82)
Repayment of note receivable	481	—
Net cash provided by (used in) investing activities	435	(1,317)
Cash flows from financing activities
Proceeds from sale of common stock, net of offering costs	2,027	594
Proceeds from BioLargo stock option exercise	—	153
Proceeds from BioLargo warrant exercise	—	756
Proceeds (repayments) from debt obligations, net	24	(14)
Proceeds from sale of preferred stock in Clyra Medical	2,145	—
Proceeds from sale of common stock unit offering in Clyra Medical	445	2,005
Proceeds from Clyra Medical unit warrant exercise	1,894	30
Proceeds from Clyra Medical note payable	1,261	864
Proceeds from sale of BETI common stock	425	50
Net cash provided by financing activities	8,221	4,438
Net effect of foreign currency translation	(24)	94
Net change in cash	335	9
Cash at beginning of year	3,548	3,539
Cash at end of year	$3,883	$3,548
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$344	$33
Income taxes	$—	$—
Short-term lease payments not included in lease liability	$51	$49
Non-cash investing and financing activities
Conversion of accounts receivable to a note receivable	$3,764	$—
Clyra preferred series A dividend	$347	$345
Conversion of debt into shares of BioLargo common stock	$—	$119
Conversion of Clyra note payable into Clyra shares	$250	$—
Conversion of BETI common sotck to BioLargo common stock	$25	$—
Fair value of warrants issued with Clyra Medical note payable	$231	$160
Present value of new Clyra Medical right-of-use asset and operating lease liability	$184	$—
Present value of new financing right of use and lease liability	$—	$451
Allocation of noncontrolling interest	$2,649	$993

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm

Note 1. Business and Organization

Description of Business

BioLargo, Inc. (“BioLargo”, or the “Company”) invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like PFAS contamination (per- and polyfluoroalkyl substances), advanced water and wastewater treatment, industrial odor control, air quality control, infection control, and myriad environmental remediation challenges. Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we develop and validate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies.

Liquidity / Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. During the year ended December 31, 2025, we generated revenues of $7,765,000, had a net loss of $15,189,000, and used $8,297,000 cash in operations. At December 31, 2025, we had working capital of $51,000, and current assets of $5,114,000. We do not believe gross profits in the year ending December 31, 2026 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources. As of December 31, 2025, our cash and cash equivalents totaled $3,883,000, and our total liabilities included $2,079,000 debt, of which $1,814,000 was owed by Clyra Medical and of that amount, $1,395,000 is due within one year. Therefore, we intend to continue to raise investment capital through the sale of our securities and the securities of our subsidiaries. To meet our cash obligations during the year-ended December 31, 2025, we (i) sold $2,122,000 of our common stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 3), (ii) sold $215,000 of our common stock and warrants to accredited investors (see Note 3 and Note 6), (iii) sold $2,339,000, of Clyra Medical common stock and sold $2,145,000 Clyra Medical Series B Preferred stock (see Note 10), and (iv) sold $425,000 of BETI common stock (see Note 9). To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash and anticipate that we will continue to be able to do so in the future.

Since January 1, 2026, through March 4, 2026 (see Note 16, Subsequent Events), Clyra Medical has received $1,705,000 and issued three-year promissory notes in that amount, BETI has sold $462,000 of its common stock, and BioLargo Inc. sold $170,704 of common stock to Lincoln Park (prior to the February 1, 2026 expiration of our Purchase Agreement with Lincoln Park).

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to rely on an institutional equity line such as our arrangement with Lincoln Park or other private financings, and in the long term, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Organization

We are a Delaware corporation formed in 1991. We have five wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006; ONM Environmental, Inc., organized under the laws of the State of California in 2009; BioLargo Equipment Solutions & Technologies, Inc., organized under the laws of the State of California in 2022; BioLargo Canada, Inc., organized under the laws of Canada in 2014; and BioLargo Development Corp., organized under the laws of the State of California in 2016. Additionally, we own 95% (see Note 9) of BioLargo Energy Technologies, Inc. (“BETI”) organized under the laws of the State of California in 2019, 48% (see Note 10) of Clyra Medical Technologies, Inc. (“Clyra” or “Clyra Medical”), organized under the laws of the State of California in 2012 and redomiciled to Delaware in 2023, and 70% (see Note 11) of BioLargo Engineering Science & Technologies, LLC (“BLEST”), organized under the laws of the State of Tennessee in 2017. We consolidate the financial statements of our partially owned subsidiaries (see Note 2, subheading “Principles of Consolidation”).

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and partially-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of BioLargo Canada to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States (“U.S.”). From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Our cash balances were made up of the following (in thousands):

	December 31,	December 31,
	2025	2024
BioLargo, Inc. and subsidiaries	$2,826	$3,175
Clyra Medical Technologies, Inc.	1,057	373
Total	$3,883	$3,548

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable are customer obligations that are unconditional. Accounts receivable are presented net of an allowance for credit losses for expected credit losses, which represents an estimate of amounts that may not be collectible. The Company performs ongoing credit evaluations of its customers and, if necessary, provides an allowance for expected credit losses. A credit loss expense for expected credit losses is recorded based on factors including the length of time the receivables are past due, the current business environment, and the Company’s historical experience. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable. The Company does not have any off-balance-sheet credit exposure related to customers. As of December 31, 2025 and 2024, the allowance for expected credit losses related to accounts receivable was $700,000 and $97,000, respectively.

Allowance for Credit Losses

The Company recognizes an expected allowance for credit losses with respect to its note and accounts receivable. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses. The Company writes off receivables when there is information that indicates the customer is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in operations or an offset to note and credit loss expense in the year of recovery, in accordance with the entity’s accounting policy election.

On June 6, 2025, ONM Environmental entered into an amendment to the June 2021 Preferred Master Manufacturing Agreement with Ikigai Holdings, LLC and Pooph Inc. to allow Pooph Inc. to pay past due amounts of $1,378,141 in royalties and $2,385,468 on product invoices through a weekly payment plan bearing 10% interest and maturing July 3, 2026 (the “PMMA Amendment”). This amount was recorded on our consolidated balance sheet at June 30, 2025, as a note receivable. The PMMA Amendment also modified payment and invoicing terms on existing and future product purchase orders, and allowed ONM Environmental to withhold product if the payment terms were not met. On August 5, 2025, Pooph Inc. delivered a royalty report due for the second quarter of 2025, but did not pay the $463,520 in royalties due. On August 15, 2025, it failed to make the weekly payment required pursuant to the PMMA Amendment, and has not made a payment since. On September 19, 2025, Pooph Inc. disclosed that it had been working independently on developing a new formula for Pooph-branded products to replace BioLargo’s formula, and that it was terminating the Preferred Master Manufacturing Agreement, citing ONM’s refusal to deliver products. On September 24, 2025, BioLargo and ONM delivered notice to Pooph that its license grant was immediately revoked due to Pooph’s failure to pay royalties, and that it was terminating the License Agreement in its entirety with 150 days’ notice. The notice further advised that Pooph is not allowed to market or sell products that incorporate, use, or are based on, in whole or in part, BioLargo’s patents and proprietary information, including but not limited to know-how, disclosed to Pooph, and that absent reinstatement of the grant of license, Pooph must immediately stop marketing and selling any such products in its possession, custody or control (or sold through market portals or platforms such as Amazon). On November 11, 2025, BioLargo Inc. and ONM Environmental filed a lawsuit against Pooph Inc. and Ikigai Marketing Works LLC (successor entity to Ikigai Holdings LLC) in the United States District Court for the Central District of California in part to recover the amounts due for product purchases and royalties. (See Note 14, “Legal Proceedings”.)

During the year ended December 31, 2025, BioLargo management determined that the note receivable and accounts receivable owed by Pooph Inc. were fully impaired, resulting in a $3,886,000 credit loss expense recorded on our consolidated statement of operations, which reduced operating income and current assets by that amount. There were no write-offs of accounts receivable during the years ended December 31, 2025 and 2024. During 2025 the Company had a $3,764,000 write off of a note receivable.

Credit Concentration

We have a limited number of customers that account for significant portions of our revenue. During the years ended December 31, 2025 and 2024 there was one customer that accounted for more than 10% of consolidated revenues, as follows:

	December 31,	December 31,
	2025	2024
Customer A	59%	77%

We had one customer that accounted for more than 10% of consolidated accounts receivable at December 31, 2024, as follows:

	December 31,	December 31,
	2025	2024
Customer A	0%	82%

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. There was no allowance for obsolete inventory as of December 31, 2025 and 2024. Inventories consisted of (in thousands):

	December 31,	December 31,
	2025	2024
Raw material	$125	$210
Finished goods	185	120
Total	$310	$330

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Non-Current Assets

Other non-current assets consisted of (i) security deposits related to our business offices and leases, (ii) three patents acquired on October 22, 2021 (in thousands):

	December 31,	December 31,
	2025	2024
Patents	$34	$34
Security deposits	72	61
Total	$106	$95

Equity Method of Accounting

On March 20, 2020, we invested $100,000 into a South Korean entity (Odin Co. Ltd., “Odin”) pursuant to a Joint Venture agreement we had entered into with BKT Co. Ltd. and its U.S. based subsidiary, Tomorrow Water. We received a 40% non-dilutive equity interest, and BKT and Tomorrow Water each received 30% equity interests for an aggregate $150,000 investment.

We account for our investment in the joint venture under the equity method of accounting. We have determined that while we have significant influence over the joint venture through our technology license and our position on the Board of Directors, we do not control the joint venture or are otherwise involved in managing the entity and we own less than a majority of the equity. Therefore, we record the asset on our consolidated balance sheets and record an increase or decrease the recorded balance by our percentage ownership of the profits or losses in the joint venture. During the years ended December 31, 2025 and 2024, the joint venture incurred a loss and our 40% ownership share was determined by management to be impaired and we reduced our investment interest by $14,000 and $5,000, respectively, such that as of December 31, 2025, it is completely written off.

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results.

Loss Per Share

We report basic and diluted loss per share (“LPS”) for common and common share equivalents. Basic LPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted LPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the years ended December 31, 2025 and 2024, the denominator in the diluted LPS computation is the same as the denominator for basic LPS due to the Company’s net loss which creates an anti-dilutive effect of the warrants and stock options.  Potentially dilutive securities are not included in the calculation of diluted LPS attributable to common stockholders because to do so would be anti-dilutive as of December 31, 2025 and 2024, are as follows (in common stock equivalent shares):

	2025	2024
Stock options	72,566,578	60,047,577
Warrants	31,244,078	31,615,616

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the year reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, allowance for credit losses, asset depreciation and amortization, impairment expense, among others. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our consolidated financial statements.

Share-Based Compensation Expense

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Fair value is determined on the grant date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes option pricing model. For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes option pricing model.

The following methodology and assumptions were used to calculate share-based compensation for the years ended December 31, 2025 and 2024:

	2025		2024
	Non Plan	2024 Plan	Non Plan	2018 Plan	2024 Plan
Risk free interest rate	4.10 - 4.23%	3.69 - 4.58%	3.81 - 4.34%	4.16%	3.75 - 4.58%
Expected volatility	87 - 91%	73 - 91%	95 - 117%	99%	91 - 96%
Expected dividend yield	—	—	—	—	—
Forfeiture rate	—	—	—	—	—
Life in years	10	5 - 10	10	10	10

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility. The risk-free interest rate used in the Black Scholes option pricing model calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method. The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option pricing model and recorded as a liability on the consolidated balance sheets. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”). If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note. Convertible debt instruments are recorded at fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. The warrant relative fair values are also recorded as a discount to the convertible promissory notes. As present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered, or product is received.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contacts with Customers”. The guidance focuses on the core principle for revenue recognition, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the guidance provides that an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s products are sold through a contract with the customer and a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product, and each product has separate pricing. Revenue is recognized at a point in time when the goods are shipped if the agreement is FOB manufacturer, and when goods are delivered if FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

Service contracts are performed through a written contract, which specifies the performance obligations and the rate at which the services will be billed, typically by time and materials. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed, or, for services related to product installations, at the completion of the installation. A few contracts have called for milestone or fixed cost payments, where we invoice an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

The Company has outstanding contract liability obligations of $280,000 and $0 as of December 31, 2025 and 2024, respectively.  The outstanding balance will be recognized per the terms of the contracts.  BioLargo Water, our Canadian subsidiary, had a customer deposit outstanding at December 31, 2025 and 2024, totaling $80,000 and $76,000, that was awarded as part of a grant for a particular project that has been delayed.  ONM Environmental had a customer deposit outstanding at December 31, 2025 and 2024, totaling $109,000 and $14,000, related to customer purchase orders not yet fulfilled.

As we generate revenues from royalties or license fees from our intellectual property, a licensee will pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. We have entered into a licensing agreement for the CupriDyne Clean product, and we recognize royalty and license fees on a quarterly basis as the product is sold through to third parties and reported to us.

Government Grants

We have been awarded multiple research grants from the private and public Canadian research programs. Income we receive directly from grants is recorded as other income. We have been awarded over 90 grants since our first in 2015. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in operations in the year that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. Management believes there are no unrecognized tax benefits or uncertain tax positions as of December 31, 2025 and 2024.

The Company assessed its earnings history, trends and estimates of future earnings and determined that the deferred tax asset could not be realized as of December 31, 2025. Accordingly, a valuation allowance was recorded against the net deferred tax asset. The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2025 and 2024 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, and line of credit.  The carrying amount of debt instruments are believed to approximate fair value as the stated interest rates are reflective of the prevailing market rates.

Tax Credits

Our research and development activities in Canada may entitle our Canadian subsidiary to claim benefits under the “Scientific Research and Experimental Development Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. Benefits under the program include credits to taxable income. If our Canadian subsidiary does not have taxable income in a reporting period, we will not receive tax refund from the Canadian Revenue Authority.

Leases

At inception of a lease contract, we assess whether the contract is, or contains, a lease. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period of the contract, and (3) whether we have the right to direct the use of the asset during such time period. At inception of a lease, we allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. Leases are classified as either finance leases or operating leases. A lease must be classified as a finance lease if any of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any of these criteria. We have one lease classified as finance leases. For all leases at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. The lease liability is initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, management estimates the incremental borrowing rate, which currently is estimated to be 18%. Lease payments included in the measurement of the lease liability comprise the following: the fixed noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early. Lease components are included in the measurement of the initial lease liability. Additional payments based on a change in our portion of the operating expenses, including real estate taxes and insurance, are recorded as a period expense when incurred. Lease modifications result in remeasurement of the lease liability. Lease expense for operating leases consists of the lease payments plus any initial direct costs, primarily brokerage commissions, and is recognized on a straight-line basis over the lease term. We have elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases on our right-of-use asset and lease liability was not material.  As of December 31, 2025 and 2024, the operating lease right-of-use assets totaled $1,028,000, and $992,000, respectively.  As of December 31, 2025 and 2024, the operating lease liability totaled $1,074,000 and $1,027,000, respectively, on our consolidated balance sheets related to our leases. The finance lease is related to Clyra Medical.  As of December 31, 2025 and 2024, the finance lease right-of-use asset for Clyra Medical totaled $338,000 and $451,000, and the finance lease liability totaled $360,000 and $448,000 (see Note 10).

Equipment and leasehold improvements

Equipment and leasehold improvements is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 - 10 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in operations for the year.  Equipment and leasehold improvements as of December 31, 2025 and 2024 is as follows (in thousands):

	2025	2024
Equipment	$1,724	$1,678
Leasehold improvements	526	526
Total, at cost	2,250	2,204
Less: accumulated depreciation	(607)	(462)
Total equipment and leasehold improvements, net	$1,643	$1,742

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling Interest

A noncontrolling interest is defined as the portion of the equity in an entity not attributable, directly or indirectly, to the primary beneficiary. Noncontrolling interests are required to be presented as a separate component of equity on a consolidated balance sheets. Accordingly, the presentation of net income (loss) is modified to present the income (loss) attributed to controlling and non-controlling interests. The noncontrolling interest on the Company’s consolidated balance sheets represents equity not held by the Company. In accordance with ASC 810-10-20, “Noncontrolling Interests” BioLargo consolidates three non-wholly owned subsidiaries - Clyra, BLEST and BETI. Noncontrolling interest of Clyra represents 52% and 47% as of December 31, 2025 and 2024.  Noncontrolling interest of BLEST represents 30% and 26% as of December 31, 2025 and 2024, respectively.  Noncontrolling interest of BETI represents 5% and 4%as of December 31, 2025 and 2024.

Recent Accounting Pronouncements

In  December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Improvements to Income Tax Disclosures.” ASU 2023-09 requires disclosure of specific categories in the income tax rate reconciliation and requires additional information for reconciling items that meet a quantitative threshold. The standard requires an annual disclosure of income taxes paid, net of refunds received, disaggregated by federal, state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. The standard is effective for fiscal years beginning after  December 15, 2024 and early adoption is permitted. The adoption of the standard did not have a material impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, “Expense Disaggregation Disclosures.” ASU 2024-03 requires disclosure to disaggregate prescribed expenses within relevant income statement captions. The standard is effective for fiscal years beginning after December 15, 2026, and for interim periods after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact of the changes to its existing disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets The ASU provides an optional practical expedient for estimating future credit losses based on current conditions as of the balance sheet date and assuming those conditions do not change over the remaining life of the accounts receivable. This standard is effective for the Company on January 1, 2026. The adoption of this ASU did not have a material impact on the consolidated results of operations and financial condition.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The ASU removes references to prescriptive software development stages and includes an updated framework for capitalizing internal software costs. This standard is effective for the Company on January 1, 2028. The Company is currently evaluating this ASU’s impact on the consolidated results of operations and financial condition.

Note 3. Sale of Stock for Cash

Lincoln Park Financing

On December 13, 2022, we entered into a stock purchase agreement (the “Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time until February 1, 2026. The agreement allowed us, at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The purchase price of the shares that may be sold to Lincoln Park under the agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. Concurrently with the Purchase Agreement we entered into a Registration Rights Agreement, pursuant to which we filed a registration statement on Form S-1 with the SEC on December 23, 2022. This registration statement was declared effective on January 19, 2023. During the years ended December 31, 2025 and 2024, we sold 11,745,123 and 766,175 shares of our common stock to Lincoln Park, and received $2,122,000 and $260,000, respectively, in gross proceeds. Our Consolidated Statements of Stockholder Equity includes a $250,000 offering cost due pursuant to the Purchase Agreement that as of December 31, 2025, was outstanding.

Unit Offerings

During the year ended December 31, 2025, we sold 1,131,579 shares of our common stock and received $215,000 and $155,000 in gross and net proceeds from accredited investors. During the year ended December 31, 2024, we sold 1,848,720 shares of our common stock and received $419,000 and $334,000 in gross and net proceeds from accredited investors. (See Note 6, “Warrants Issued in Unit Offering”.)

Note 4. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2025 and 2024 (in thousands). The table does not include debt obligations of our partially owned subsidiary Clyra Medical (see Note 10, “Debt Obligations of Clyra Medical”).

	December 31,

	2025	2024
Current portion of debt:
SBA Paycheck Protection Program loan	$43	$43
Vehicle loan, current portion	13	13
Term loan, current portion	17	—
SBA EIDL Loan, matures July 2053, current portion	10	10
Total current portion of debt	$83	$66

Long-term debt:
Vehicle loan, matures March 2029	$29	$41
Term loan, matures April 2028	22	—
SBA EIDL Loan, matures July 2053	131	134
Total long-term debt, net of current	$182	$175

Total	$265	$241

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2025 and 2024, we recorded $540,000 and $71,000 of interest expense related to the coupon interest from our convertible notes and lines of credit, inclusive of Clyra Medical.

For the years ended December 31, 2025 and 2024, we recorded $200,000 and $38,000 of interest income, inclusive of Clyra Medical.

Vehicle loan

On February 7, 2023, we entered a loan agreement with Bank of America for the purchase of a commercial vehicle used in operations totaling $80,000, at 5.29% annual interest which matures March 7, 2029. The loan agreement requires monthly payments of $1,000.  As of December 31, 2025 and 2024, the balance of this loan totaled $42,000 and $54,000.

Term Loan

On  April 5, 2025, we entered a term loan agreement with American Express for working capital in the principal amount of $50,000, at 7.98% annual interest, which matures April 10, 2028, and requires monthly payments of $2,000. As of December 31, 2025 and 2024, the balance of this loan totaled $39,000 and $0.

SBA Program Loans

On February 7, 2022, we received notice that the SBA had forgiven $174,000 of the ONM Environmental $217,000 Paycheck Protection Program (PPP) loan. As of December 31, 2025 and 2024, the outstanding balance on this loan totaled $43,000.

On May 12, 2022, we received notice that the SBA had denied the forgiveness application of BLEST’s $97,000 PPP loan. We successfully appealed that decision and on June 28, 2024, we received notice that the SBA had forgiven the balance of the BLEST Paycheck Protection Program (PPP) loan.

In July 2020, ONM Environmental received an Economic Injury Disaster Loan from the SBA in the amount of $150,000. The note has a 3.75% annual interest rate, requires monthly payments of $700, and matures July 2053.  As of December 31, 2025 and 2024, the balance of this loan totaled $141,000 and $144,000.

Note 5. Share-Based Compensation

Issuance of Common Stock in exchange for Services

During the years ended December 31, 2025 and 2024, we issued 2,807,771 and 1,107,594 shares, respectively, to officers, consultants, and other third parties as payment of amounts owed for services provided to our company, and recorded an aggregate $557,000 and $284,000, respectively, in selling general and administrative expense related to these issuances.

Payment of Officer Salaries

During the year ended December 31, 2025, certain of our officers agreed to convert an aggregate $237,000 of accrued and unpaid salary into 1,348,144 shares of our common stock.  The unpaid salary is converted on the last day of each quarter as follows: on December 31, 2025, officers agreed to convert $134,000 of accrued and unpaid salary into 808,908 shares of our common stock at $0.18 per share; on  September 30, 2025, we issued 177,235 shares of our common at $0.17 per share in lieu of $30,000 of accrued and unpaid obligations to two officers.  On June 30, 2025, we issued 350,751 shares of our common at $0.21 per share in lieu of $70,000 of accrued and unpaid obligations to two officers. On March 31, 2025, we issued 11,250 shares of our common at $0.28 per share in lieu of $3,000 of accrued and unpaid obligations to an officer.

During the year ended December 31, 2024, certain of our officers agreed to convert an aggregate $13,000 of accrued and unpaid salary into 57,666 shares of our common stock.  The unpaid salary is converted on the last day of each quarter as follows: on December 31, 2024, an officer agreed to convert $4,000 of accrued and unpaid salary into 16,579 shares of our common stock at $0.19 per share; on   September 30, 2024, an officer agreed to convert an aggregate $9,000 of accrued and unpaid salary into 41,087 shares of our common stock at $0.23 per share.  There were no shares of our common stock issued in exchange for unpaid salary during the three months ended June 30, 2024, or March 31, 2024.

Payment of Consultant and Vendor Fees

During the year ended December 31, 2025, we issued 1,459,627 shares of our common stock in lieu of  $320,000 accrued and unpaid obligations to consultants and vendors. The unpaid obligations were converted on the last day of each quarter as follows: on December 31, 2025, we issued 539,236 shares of our common stock at $0.17 per share in lieu of $94,000 of accrued and unpaid obligations; on September 30, 2025, we issued 147,059 shares of our common at $0.18 per share in lieu of $25,000 of accrued and unpaid obligations to consultants and vendors. On June 30, 2025, we issued 564,252 shares of our common at $0.25 per share in lieu of $143,000 of accrued and unpaid obligations to consultants and vendors. During the three months ended March 31, 2025, we issued 209,080 shares of our common at $0.27 per share in lieu of $58,000 of accrued and unpaid obligations to consultants and vendors.

During the year ended December 31, 2024, we issued 1,049,928 shares of our common stock $271,000 accrued and unpaid obligations to consultants and vendors. The unpaid obligations were converted on the last day of each quarter as follows: on December 31, 2024, we issued 94,126 shares of our common stock at $0.19 per share in lieu of $18,000 of accrued and unpaid obligations; on  September 30, 2024, we issued 219,816 shares of our common stock at $0.23 per share in lieu of $54,000 of accrued and unpaid obligations; on  June 30, 2024, we issued 446,989 shares of our common stock at $0.26 per share in lieu of $116,000 of accrued and unpaid obligations; on March 31, 2024, we issued 288,997 shares of our common stock at $0.35 per share in lieu of $83,000 of accrued and unpaid obligations.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities, or involved shares registered pursuant to our 2024 Equity Plan.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Expense

During the years ended December 31, 2025 and 2024, we recorded an aggregate $2,965,000 and $2,063,000, respectively, in selling general and administrative expense related to the granting of stock options. We issued options through our 2024 Equity Incentive Plan, 2018 Equity Incentive Plan, and outside of these plans.  Of the aggregate amount issued during the years ended December 31, 2025 and 2024, $1,203,000 and $528,000, respectively, were issued by our subsidiary Clyra Medical (see Note 10).

2024 Equity Incentive Plan

On June 13, 2024, our stockholders adopted the BioLargo 2024 Equity Incentive Plan (“2024 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 13, 2034. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The number of shares available to be issued under the 2024 Plan increases automatically on January 1 of each year by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2025, 42,000,000 shares are authorized under the plan, and 25,206,986 remain available for grant.

Activity for our stock options under the 2024 Plan during the years ended December 31, 2025 and 2024, is as follows:

	Options outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	—	$—
Granted	5,493,920	$0.23
Balance, December 31, 2024	5,493,920	$0.23
Granted	11,299,094	$0.20
Balance, December 31, 2025	16,793,014	$0.21	9.1	32,000
Non-vested	(4,351,214)	$0.17
Vested, December 31, 2025	12,441,800	$0.22	9.1	32,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.18 at December 31, 2025.

The options granted to purchase 11,299,094 shares during the year ended December 31, 2025 with an aggregate fair value of $1,925,000 were issued to board of directors, employees and consultants and the per share exercise price ranged between $0.17 and $0.28: (i) we issued options to purchase 1,750,369 shares of our common stock to members of our board of directors for services performed, in lieu of cash, and the fair value of these options totaled $311,000; (ii) we issued options to purchase 4,182,205 shares of our common stock to employees as part of employee retention plans, and the fair value of employee retention plan options totaled $730,000 and vest over time or based on performance metrics; (iii) we issued options to purchase 5,066,520 shares of our common stock to consultants in lieu of cash for expiring options and for services performed, and the fair value of these options totaled $817,000; and (iv) we issued options to purchase 300,000 shares of our common stock to our Chief Financial Officer with a fair value of $67,000 for extension of agreements. All stock option expense is recorded on our consolidated statements of operations as selling, general and administrative expense.

As of December 31, 2025, there remains $760,000 of stock option expense to be expensed over the next four years.

Extension of Agreement with Chief Financial Officer

On January 31, 2025, the Engagement Agreement with our Chief Financial Officer Charles K. Dargan, II automatically extended for a one-year period to expire January 31, 2026 (the “2025-26 Term”). As the sole compensation for the 2025-26 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock. The Option vests over the period of the extended term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.2536 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan.

On August 13, 2024, we and our Chief Financial Officer Charles K. Dargan, II agreed to extend the term of his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated as August 13, 2024 (the “Engagement Extension Agreement”) expires January 31, 2025 (the “Extended Term”), at which time the agreement will automatically renew for subsequent one-year periods.  As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock (this issuance is included in the total identified in (iv) above). The Option vested over the period of the Extended Term in monthly installments of 25,000 shares, so long as the agreement was in full force and effect. The Option was exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan. The Option was Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there was no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurred in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remained the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company’s common stock on the prior business day, vesting over one year.

2018 Equity Incentive Plan

On June 22, 2018, the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants could be issued under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee had sole discretion to set the price of the options. The plan authorized the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The 2018 Plan closed in June 2024 with 9,343,614 shares unissued.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for our stock options under the 2018 Plan during the years ended December 31, 2025 and 2024, is as follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Options	Price per	remaining	Intrinsic
	Outstanding	share	term	Value(1)
Balance, December 31, 2023	41,108,448	$0.19
Granted	1,547,938	$0.30
Exercised	(485,000)	$0.15
Balance, December 31, 2024	42,171,386	$0.19
Exercised	(566,951)	$0.16
Balance, December 31, 2025	41,604,435	$0.19	5.8	$499,000
Non-vested	(1,934,723)	$0.22
Vested, December 31, 2025	39,669,712	$0.19	5.7	$493,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.18 at December 31, 2025.

During 2025, an option holder elected to exercise 566,951 options using the cashless exercise option in exchange for 265,800 shares of our common stock.

As of December 31, 2025, there remains $334,000 of stock option expense to be expensed over the next three years.

The options granted to purchase 1,547,938 shares during the year ended  December 31, 2024 with an aggregate fair value of $418,000 were issued to board of directors, employees and consultants: (i) we issued options to purchase 267,746 shares of our common stock to members of our board of directors for services performed, in lieu of cash; the exercise price on the respective grant date was $0.35 per share and the fair value of these options totaled $85,000; (ii) we issued options to purchase 735,351 shares of our common stock to employees as part of employee retention plans or per an employment agreement; the exercise price on the respective grant date was between $0.17 and $0.35 per share and the fair value totaled $173,000 and vest over time or based on performance metrics; and (iii) we issued options to purchase 544,841 shares of our common stock to replace expiring options; the exercise price on the respective grant date was $0.35 per share and the fair value of these options totaled $160,000.  All stock option expense is recorded on our consolidated statements of operations as selling, general and administrative expense.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, we adopted the 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants could be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administered this plan. As plan administrator, the Compensation Committee had sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants.

Activity for our stock options under the 2007 Plan for the years ended December 31, 2025 and 2024 is as follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Options	Price per	remaining	intrinsic
	Outstanding	share	term	Value(1)
Balance, December 31, 2023	1,564,085	$0.61
Expired	(406,585)	0.61
Balance, December 31, 2024	1,157,500	$0.53	1.0
Expired	(777,500)	0.48
Balance, December 31, 2025	380,000	$0.63	1.0	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.18 at December 31, 2025.

Non-Plan Options issued

Activity of our non-plan stock options issued for the years ended December 31, 2025 and 2024 is as follows:

		Weighted	Weighted
	Non-plan	average	Average	Aggregate
	Options	price per	remaining	intrinsic
	outstanding	share	term	value(1)
Balance, December 31, 2023	17,375,044	$0.39
Granted	85,251	$0.23
Exercised	(463,882)	$0.17
Expired	(1,308,771)	$0.46
Balance, December 31, 2024	15,687,642	$0.40
Granted	444,921	$0.19
Expired	(2,093,434)	$0.41
Balance, December 31, 2025	14,039,129	$0.39	1.8	35,000
Non-vested	(250,000)	$0.18
Vested, December 31, 2025	13,789,129	$0.39	1.8	$35,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.18 at December 31, 2025.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2025, we issued options to purchase an aggregate 444,921 shares of our common stock at exercise prices ranging between $0.18 and $0.28 per share to vendors for fees for services. The fair value of the options issued totaled an aggregate $72,000 and is recorded in our selling, general and administrative expense.

As of December 31, 2025, there is a total of $39,000 unvested fair value that will expense in the next two years.

During the year ended December 31, 2024, we issued options to purchase an aggregate 85,251 shares of our common stock at exercise prices ranging between $0.23 and $0.26 per share to vendors for fees for services. The fair value of the options issued totaled an aggregate $18,000 and is recorded in our selling, general and administrative expense.

Note 6. Warrants

We have certain warrants outstanding to purchase our common stock, at various prices, issued for the years ended December 31, 2025 and 2024 is as follows:

		Weighted	Weighted
		average	average	Aggregate
	Warrants	price per	Remaining term	intrinsic
	outstanding	share	term	value(1)
Balance, December 31, 2023	51,590,300	$0.27
Granted	4,127,516	$0.30
Exercised	(3,278,337)	$0.23
Expired	(20,823,863)	$0.24
Balance, December 31, 2024	31,615,616	$0.29
Granted	2,263,160	$0.27
Expired	(2,634,698)	$0.22
Balance, December 31, 2025	31,244,078	$0.29	1.7	$5,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.18 at December 31, 2025.

There were no warrants exercised during 2025.  During 2024, investors exercised warrants to purchase 3,278,337 shares of our common stock, and we received $756,000 in proceeds.

Warrants issued in Unit Offerings

During the year ended December 31, 2025, pursuant to our Unit Offerings (see Note 3), we issued six-month stock purchase warrants to purchase an aggregate 1,131,580 shares of our common stock at $0.23 per share, and five-year stock purchase warrants to purchase an aggregate 1,131,580 shares of our common stock at $0.29 per share.  The relative fair value of the warrant component of the units sold to investors totaled $174,000. The Black-Scholes model was used to calculate relative fair value, further discounted by the beneficial conversion feature and the value of the common stock component.

During the year ended December 31, 2024, pursuant to our Unit Offerings (see Note 3), we issued six-month stock purchase warrants to purchase an aggregate 1,849,284 shares of our common stock at prices ranging between $0.23 and $0.40 per share, and five-year stock purchase warrants to purchase an aggregate 2,278,232 shares of our common stock at prices ranging between $0.19 and $0.50 per share.  The relative fair value of the warrant component of the units sold to investors totaled $230,000. The Black-Scholes model was used to calculate relative fair value, further discounted by the beneficial conversion feature and the value of the common stock component.

Fair Value – Warrants

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option pricing model and the relative fair values are amortized over the life of the warrant. For the determination of expense of warrants issued for services, extinguishment of debt and settlement management also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2025	2024
Risk free interest rate	3.67 - 3.73%	4.15 - 5.38%
Expected volatility	72 - 73%	64 - 87%
Expected dividend yield	—	—
Forfeiture rate	—	—
Expected life in years	.5 - 5	.5 - 5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Accounts Payable and Accrued Expenses

As of December 31, 2025, accounts payable and accrued expenses included the following (in thousands):

							Intercompany
Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	amounts	Totals
Accounts payable	$588	$305	$—	$100	$43	$—	$(24)	$1,012
Accrued payroll	10	85	73	22	—	9	—	199
Total								$1,211

As of December 31, 2024, accounts payable and accrued expenses included the following (in thousands):

							Intercompany
Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	amounts	Totals
Accounts payable	$221	$511	$73	$24	$31	$—	$(34)	$826
Accrued payroll	12	68	40	—	—	—	—	120
Total								$946

See Note 10, “Accounts Payable and Accrued Expenses”, for the accounts payable and accrued expenses of Clyra Medical.

Note 8. Provision for Income Taxes

Given our historical losses from operations, income tax obligations have been limited to the minimum franchise tax assessed by the State of California. Since 2016, we have not consolidated for tax purposes with our subsidiary Clyra Medical, as our ownership interest was less than 80%. Our subsidiary BLEST is a Tennessee limited liability company and as a pass-through entity does not pay federal taxes. However, the state of Tennessee charges franchise and excise taxes for limited liability companies, and thus BLEST will incur a nominal franchise tax and will not pay an excise tax unless and until it is profitable.

Pretax loss from continuing operations is as follow (in thousands):

	2025	2024
Domestic	$(14,661)	$(3,843)
Foreign	(528)	(504)
Total	$(15,189)	$(4,347)

A reconciliation of income tax expense (benefit) computed at the statutory federal tax rates to income taxes as reflected in the financial statements is as follows (in thousands):

	2025		2024
	Amount	Rate	Amounts	Rate
Statutory U.S. federal tax rate	$(3,188)	(21.0%)	$(913)	(21.0%)

Permanent differences:
State and local income taxes, net of federal benefit	—	0.0%	—	0.0%
Stock compensation	623	4.1%	433	10%
Other	5,079	33.5	227	5.2%
Valuation Allowance	(2,514)	(16.6%)	253	5.8%
Total	$—	0.0%	$—	0.0%

As of December 31, 2025 and 2024, management was not aware of any uncertain tax positions that could have a material adverse effect on the Company’s consolidated financial statements.  There were no cash paid for taxes in December 31, 2025 and 2024

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024 are comprised of the following (in thousands):

	2025	2024
Net operating loss carryforwards	$19,994	$22,508
Valuation allowance	(19,994)	(22,508)
Total net deferred tax assets	$—	$—

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2025 and 2024, respectively. The Company reevaluates the positive and negative evidence at each reporting period.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2025, the Company had utilizable federal net operating loss carry forwards of approximately $95.2 million.  The federal operating losses prior to 2005 have expired. As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $62.8 million that expire at various dates beginning in 2026 until 2037, as well as net operating loss carryforwards of approximately $32.4 million generated after 2017 that do not expire but are subject to an annual utilization limitation of 80% of taxable income.  Utilization of the U.S. federal and state net operating loss may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.

The Company is subject to tax in the U.S. and files income tax returns in the U.S. Federal jurisdiction and several states and local jurisdictions where the Company has determined it has tax nexus. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for periods after 2021. The Company currently is not under examination by any tax authority.

Note 9. Noncontrolling Interest – BioLargo Energy Technologies, Inc. (BETI)

BioLargo Energy Technologies, Inc. (“BETI”) was formed for the purpose of commercializing a liquid sodium battery technology. BioLargo purchased 9,000,000 shares of BETI common stock upon its formation and was initially its sole stockholder. During the year ended December 31, 2025, and 2024, BETI sold 114,865 and 20,000 shares of its common stock and received $425,000 and $50,000, respectively. Each investor also entered into an agreement with BioLargo whereby the investor may exchange some or all of its shares of BETI common stock into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 20 trading days prior to the election to exchange.

As of December 31, 2025, BETI had 9,605,826 issued and outstanding shares, of which BioLargo holds 9,095,000.

Note 10. Noncontrolling Interest – Clyra Medical

As discussed in Note 2 above, we consolidate the operations of our partially owned subsidiary Clyra Medical, of which we owned 48% of its outstanding shares as of December 31, 2025.

Debt Obligations of Clyra Medical

Secured Promissory Notes

During the year ended December 31, 2024, Clyra issued promissory notes in the aggregate amount of $1,064,000, the funds of which were used to purchase and secured by equipment for at-scale production of its wound irrigation solution products. Of this total, $200,000 was issued to BioLargo and this eliminates during consolidation of intercompany transactions. The notes bear interest at the rate of 15% per annum, mature in two years, and require interest-only payments until maturity.

During 2025, Clyra issued secured promissory notes in the aggregate amount of $436,000, the funds of which were used to purchase equipment for at-scale manufacture of its products. The notes bear interest at the rate of 15% per annum, mature on October 31, 2026, require interest-only payments until maturity, and may be pre-paid at any time. Each investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $6.00 per share, expiring October 31, 2029.  Warrant to purchase 72,667 shares of Clyra common stock were issued. The fair value of the warrants totaled $99,000 and is recorded as a debt discount, which is amortized as interest expense over the term of the secured promissory note.  As of December 31, 2025, and December 31, 2024, the balance outstanding totaled $1,300,000 and $864,000.

Convertible Promissory Notes

During 2025, Clyra issued convertible promissory notes in the aggregate amount of $250,000. The notes bear interest at the rate of 15% per annum, mature two years after the issuance date, require interest-only payments until maturity, and may be pre-paid at any time.  Each investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $7.50 per share, expiring August 1, 2027.  Warrants to purchase 41,667 shares of Clyra common stock were issued.  The fair value of these warrants issued totaled $52,000 and is recorded as a debt discount and will be amortized to interest expense over the term of the convertible promissory note.  During the year ending December 31, 2025, these notes were converted into 41,667 shares of Clyra common stock.

Guaranteed Note Offering

During 2025, Clyra issued guaranteed promissory notes in the aggregate amount of $575,000. The notes bear interest at the rate of 15% per annum, matures July 15, 2027, and is guaranteed by the Company’s largest stockholder, BioLargo Inc. The notes may be converted at $6.00 per share by the holder at any time, and by Clyra upon the occurrence of certain events which have been satisfied as of May 15, 2025. Each investor received a warrant to purchase an aggregate of number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $6.50 per share, expiring July 15, 2028. Warrants to purchase 88,462 shares of Clyra common stock were issued. The fair value of these warrants issued totaled $80,000 and is recorded as a debt discount and will be amortized to interest expense over the term of the guaranteed promissory notes.  As of December 31, 2025, the balance outstanding totals $575,000.

The Black-Scholes model is used to calculate the initial fair value of the warrants issued as part of the Clyra Medical debt obligations, we used a stock price on the date of grant of $6.00 per share, volatility ranging between 21 - 43%. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Line of Credit

On June 30, 2020, Clyra Medical entered into a Revolving Line of Credit Agreement whereby Vernal Bay Capital Group, LLC (“Vernal”) committed to provide a $1,000,000 inventory line of credit. Since inception, Clyra Medical received $260,000 in draws and made repayments totaling $126,000. The interest rate on this line of credit is 15%. On December 13, 2022, Clyra and Vernal amended the Revolving Line of Credit Agreement extending the maturity date of the line of credit indefinitely and modifying the payment terms such that amounts of principal due in each month are capped at a maximum of 15% of the principal amount then due under the note. The maturity date has not been further extended, and Clyra continues to provide monthly reporting and make interest payments to Vernal as required. As of December 31, 2025 and 2024, the balance outstanding on this line of credit totaled $134,000.

Equity Transactions

As of December 31, 2025, Clyra had an aggregate 11,375,860 shares outstanding, of which 746,418 and 330,000 were Series A and Series B Preferred shares, respectively.  As of December 31, 2024, Clyra had an aggregate 10,544,527 shares outstanding, of which 746,418 were Series A Preferred shares. As of December 31, 2025 and 2024, BioLargo owned 5,470,921 shares, of which 165,765 were Series A Preferred shares.

Sales of Series A Preferred Stock

Shares of Series A Preferred Stock earn a dividend of 15% each year, compounding annually; the company is under no obligation to pay such dividends in cash, and such dividends automatically convert to common stock upon conversion of the Series A Preferred Stock to common stock. Each share of Series A Preferred stock can be converted by the holder at any time for one share of common stock, and automatically convert upon the completion of a public offering of shares in which at least $5,000,000 of gross proceeds is received by the company. Accrued dividends may be converted to common stock at a conversion rate of $3.10 per share. Each investor also entered into an agreement with BioLargo whereby the investor may exchange some or all of its Series A Preferred stock, plus accrued dividends, into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 30 prior trading days. Elections may be made during the period beginning January 1, 2025, and ending on June 30, 2026.  There were no sales of Series A Preferred Stock during the years ended December 31, 2025 and 2024.

Sales of Series B Preferred Stock

In an offering that closed in October 2025, Clyra sold 330,000 shares of its Series B Preferred Stock, and in exchange received $2,145,000 in gross and net proceeds. Purchasers of the Series B Preferred Stock also received warrants to purchase an aggregate 165,000 shares of common stock for $7.50 per share, expiring three years from the grant date. The fair value of the warrants issued totaled $94,000.

Sales of Common Stock

During the year ended December 31, 2025, Clyra sold 72,244 shares of its common stock, and issued 36,122 warrants to purchase shares of its common stock at $7.50 per share, expiring February 28, 2027, from six accredited investors. In exchange, it received $445,000 in gross proceeds.  The relative fair value of these warrants totaled $45,000.

During the year ended December 31, 2024, Clyra sold 373,875 shares of its common stock, from 29 accredited investors. In exchange, it received $2,005,000 in gross and net proceeds.  The fair value of these warrants issued total $163,000 and is limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the Clyra stock.

BioLargo Conversion of Intercompany Balances

In June 2024, BioLargo converted $741,000 owed to it by Clyra into 148,156 shares of Clyra common stock.

Common Stock issued for services

During 2025, Clyra issued 37,582 shares of its common stock to vendors for services performed in lieu of cash totaling $100,000 and issued a warrant to purchase 5,707 shares of its common stock at $6.00 per share, expiring 5 years from the grant date. The relative fair value of these warrants totaled $7,000.

During 2024, Clyra issued 11,331 shares of its common stock to vendors for services performed in lieu of cash totaling $29,000.

Warrant issued for accounts payable

During 2025, Clyra issued a warrant to purchase 13,847 shares of common stock to a vendor in exchange for services.  The warrant has an exercise price is $7.50, expires three years from the date of grant, and the fair value totaled $8,000.

Warrant Holder Unit Offering

During 2025, Clyra allowed existing warrant holders to purchase up to two times the number of warrants they held at their current exercise price and receive, in addition to the shares exercised, an additional warrant equal the number of shares purchased with an exercise price is $7.50 per share to expire June 30, 2028. Clyra received $1,894,000 in gross and net proceeds and issued warrants to purchase 336,916 shares of its common stock from 26 accredited investors. The relative fair value of these warrants totaled $212,000.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

		Weighted	Weighted
	Clyra	average	average
	Options	price per	remaining
	Outstanding	share	term
Balance, December 31, 2023	1,478,921	$0.31
Granted	497,942	$0.85
Balance, December 31, 2024	1,976,863	$1.12
Granted	1,036,829	$4.41
Balance, December 31, 2025	3,013,692	$2.17	7.3
Non-vested	(854,685)	$3.97
Vested Balance, December 31, 2025	2,159,007	$1.46	8.6

Clyra issues options to its employees and consultants in lieu of compensation owed on a regular basis. During the years ended December 31, 2025 and 2024, Clyra issued options to purchase 1,036,829 and 497,942 shares of its common stock, respectively. Each option vests per the terms of the issuance and has an expiration date 10 years from the date of grant. Of the 1,036,829 options granted during the year ended December 31, 2025, the exercise price of 965,930 shares are $4.50 per share, and 70,899 shares are exercisable at $3.10 per share. The fair value of the options issued in the year ended December 31, 2025 and 2024 totaled $1,760,000 and $528,000, respectively; we used the Black-Scholes model to calculate the initial fair value, assuming a stock price on date of grant of $4.50 and $3.10 per share, respectively. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%. During the year ended December 31, 2025, we used a risk-free rate ranging between 3.48% - 4.45% and volatility of 21 - 49%, compared to the year-ended December 31, 2024, we used a risk-free rate ranging between 3.95% - 4.34%, a volatility of 43% - 49% and an expected life of 10 years.

As of December 31, 2025, there remains $1,490,000 of stock option expense to be expensed over the next three years.

Warrants

	Clyra Warrants Outstanding	Weighted average price per share	Weighted average remaining
Balance, December 31, 2023	749,911	$3.74
Granted	441,336	$6.70
Exercised	(8,065)	$3.72
Balance, December 31, 2024	1,183,182	$4.84
Granted	760,387	$7.15
Exercised	(241,073)	$6.55
Balance at December 31, 2025	1,702,496	$5.39	1.6

During 2024, Clyra issued warrants to purchase an aggregate 441,336 shares.  Included as part of entering in to the Clyra promissory notes, Clyra issued warrants to purchase an aggregate 177,333 shares at $6.00 per share that expire 5 years from the issue date. The fair value of these warrants totaled $160,000 and is recorded as a discount which will be amortized to interest expense over the term of the note.  As an incentive to enter into the leaseback, Clyra issued warrants for the purchase of 58,333 shares of Clyra common stock at $6.00 per share, expiring five years after grant date.  The fair value of these warrants totaled $106,000, recorded as a financing fee in the consolidated statements of operations. Clyra sold stock for cash in a unit offering and as part of the unit offering issued warrants to purchase 205,670 shares of its common stock at $7.50 per share, expiring February 28, 2027, or August 1, 2027.

Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%. For the year-ended December 31, 2025, we used a risk-free rate ranging between 3.48% - 4.45%, compared to the year-ended December 31, 2024, we used a risk-free rate ranging between 3.95% - 4.34%, a volatility of 21% - 49% and an expected lives of .5 - 5 years.

Sale and leaseback of equipment

On December 4, 2024, Clyra entered into an agreement whereby it sold and leased back certain equipment to be used in the manufacturing of its wound irrigation solution. Clyra received $350,000 cash and a secured promissory note in the principal amount of $82,000 which bears interest at 15%, requires interest be paid monthly, and the principal balance due on December 4, 2028. The obligations of the Note are secured by the equipment pursuant to a security agreement.  At the end of the lease term, Clyra has the option to purchase the equipment for $82,000. Concurrently, Clyra leased the equipment for a 49-month term.  The remaining lease payments total $450,000.

Year ending,	Total
December 31, 2026	$150
December 31, 2027	150
December 31, 2028	150
Total minimum lease payments	450
Less imputed interest	(90
Total financing lease liability	$360

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Payable and Accrued Expenses

At December 31, 2025 and 2024, Clyra had the following accounts payable and accrued expenses (in thousands):

Category	2025	2024
Accounts payable	$634	$247
Accrued payroll	21	30
Accrued dividend	937	590
Total	$1,592	$867

Note 11. Noncontrolling Interest – BioLargo Engineering, Science & Technologies, LLC

In September 2017, we commenced a full-service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville, Tennessee area, and entered into employment agreements with six scientists and engineers. (See Note 12 “Business Segment Information”.) BLEST was capitalized with two classes of membership units: Class A, 100% owned by BioLargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 1,750,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018 (which was not met), collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. These criteria are to be evaluated annually by BLEST’s compensation committee (which includes BioLargo’s president, CFO, and BLEST’s president), beginning September 2018. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied.

The BLEST Compensation Committee has met regularly since the subsidiary commenced operations. In December 2025, the committee determined that a portion of the performance metrics were met and issued additional profit interests would be vested (30% in the aggregate) and vested additional option interests (1,750,000 option shares in the aggregate). In December 2024, the committee determined that a portion of the performance metrics were met and issued additional profit interests would be vested (26.25% in the aggregate) and vested additional option interests. The vesting of option shares during the years ended December 31, 2025 and 2024 resulted in a fair value totaling $55,000 each year and is recorded on our consolidated statements of operations as selling, general and administrative expense.

Note 12. Business Segment Information

For the years ended December 31, 2025 and 2024, BioLargo had six operating business segments, plus its corporate entity which is responsible for general corporate operations, including administrative functions, finance, human resources, marketing, legal, etc. The six operational business segments are:

1.	ONM Environmental -- which sells odor and volatile organic control products and services, located in Westminster, California;
2.	BLEST - which provides professional engineering services on a time and materials basis for outside clients and supports our internal operations as needed., located in Oak Ridge, Tennessee;
3.	Clyra Medical Technologies (“Clyra Medical”) -- which develops and sells medical products based on our technologies;
4.	BioLargo Energy Technologies, Inc. (“BETI”) - which is developing our proprietary battery technology;
5.	BioLargo Equipment Solutions & Technologies (“BEST”) - which sells our water treatment equipment; and
6.	BioLargo Canada - the main hub of our scientists researching and developing our technologies, located in Edmonton, Alberta Canada.

Other than ONM Environmental, none of our operating business units have operated at a profit, and therefore each required additional cash to meet its monthly expenses, funded through sales of debt or equity, research grants, and tax credits. Clyra Medical and BETI have been funded by third party investors who invest directly in in these entities in exchange for equity ownership in that entity.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The segment information for the years December 31, 2025 and 2024, is as follows (in thousands):

	2025	2024
Revenues
ONM Environmental	$5,905	$15,597
BLEST	2,545	3,197
Clyra Medical	—	—
BioLargo Canada	86	72
Intersegment revenue	(771)	(1,087
Total	$7,765	$17,779

Research and development
BioLargo corporate	$(865)	$(1,173
BLEST	(617)	(1,158
Clyra Medical	(1,168)	(827
BETI	(274)	(379
BioLargo Canada	(440)	(432
Intersegment research and development	771	1,087
Total	$(2,593)	$(2,882

Operating income (loss)
BioLargo corporate	$(3,933)	$(4,027
ONM Environmental	(2,317)	5,920
BLEST	(1,091)	(1,453
Clyra Medical	(6,065)	(3,324
BETI	(639)	(642
BEST	(276)	(273
BioLargo Canada	(534)	(532
Total	$(14,855)	$(4,331

Depreciation expense
BioLargo corporate	$(38)	$(42
ONM Environmental	(41)	(33
BLEST	(48)	(71
Clyra Medical	(9)	(9
BETI	(9)	—
Total	$(145)	$(155

Stock option expense
BioLargo corporate	$(1,762)	$(1,535
Clyra Medical	(1,203)	(528
Total	$(2,965)	$(2,063

Interest income (expense)
BioLargo corporate	$10	$(6
ONM Environmental	90	31
Clyra Medical	(499)	(60
BLEST	59	—
BioLargo Canada	—	2
Total	$(340)	$(33

Net income (loss)
BioLargo corporate	$(3,923)	$(4,033
ONM Environmental	(2,227)	5,951
BLEST	(1,032)	(1,356
Clyra Medical	(6,564)	(3,490
BETI	(639)	(642
BEST	(276)	(273
BioLargo Canada	(528)	(504
Consolidated net loss	$(15,189)	$(4,347

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2025	BioLargo	ONM	Clyra	BLEST	BETI	BioLargo Canada	Elimination	Total
Tangible assets	$694	$2,331	$2,650	$1,169	$4	$321	$(224)	$6,945
Operating lease right-of-use	238	—	175	615	—	—	—	1,028
Finance lease right-of-use	—	—	338	—	—	—	—	338
Total	$932	$2,331	$3,163	$1,784	$4	$321	$(224)	$8,311

As of December 31, 2024	BioLargo	ONM	Clyra	BLEST	BETI	BioLargo Canada	Elimination	Total
Tangible assets	$775	$5,879	$1,696	$790	46	$104	$(234)	$9,056
Operating lease right-of-use	333	—	—	659	—	—	—	992
Finance lease right-of-use	—	—	451	—	—	—	—	451
Investment in South Korean joint venture	14	—	—	—	—	—	—	14
Total	$1,122	$5,879	$2,147	$1,449	$46	$104	$(234)	$10,513

Note 13. Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the Consolidated Statement of Operations and Comprehensive Loss on a straight-line basis over the term of the operating lease agreement. Short-term leases less than one-year are not included in our analysis. For the years ended December 31, 2025 and 2024, rental expense was $404,000 and $365,000, respectively.  The lease of our Canadian facility is less than one year. None of our leases have additional terms related to the payments or mechanics of the lease. The leases have no additional payment terms such as common area maintenance payments, tax sharing payments or other allocable expenses. Likewise, the leases do not contain other terms and conditions of use, such as variable lease payments, residual value guaranties or other restrictive financial terms. Since there is no explicit interest rate in our leases, management used its incremental borrowing rate, which is estimated to be 18% to determine lease liability.

As of December 31, 2025, our weighted average remaining lease term is five years, and the total remaining operating lease payments is $1,686,000. Payments over the remaining lease terms is as follows:

Year ending	BioLargo Corp / ONM	CLYRA	BLEST	Total
December 31, 2026	$166	$58	$160	$384
December 31, 2027	113	59	163	335
December 31, 2028	—	60	166	226
December 31, 2029	—	61	170	231
December 31, 2030	—	25	173	198
Thereafter	—	—	312	312
Total minimum lease payments	$279	$263	$1,144	$1,686
Less imputed interest	(40)	(79)	(493)	(612)
Total operating lease liabilities	$239	$184	$651	$1,074

Note 14. Legal Proceedings.

On November 11, 2025, BioLargo Inc. and ONM Environmental Inc. filed a lawsuit against Pooph Inc. (and related party Ikigai Marketing Works LLC) in the United States District Court, Central District of California, case number 8:25-cv-02516, alleging patent infringement (35 U.S.C. 271), false advertising (15 U.S.C. 1125), and state law claims including breach of contract, false promise, unfair and fraudulent business practices, and constructive fraud. In the suit, we seek (i) an order that the defendants have infringed on our patents, an injunction enjoining defendants from further infringing on our patents, and accounting for defendants’ gains and profits; (ii) an order that defendants have violated Section 43(a) of the Lanham Act, an injunction preventing defendants from using product reviews based on our proprietary technology with their newly formulated products, and an accounting and damages for these violations; (iii) compensatory damages for unpaid royalties of $1,667,292; (iv) compensatory damages for unpaid product purchased from ONM Environmental of $2,154,110, (v) compensatory damages in an amount according to proof for false promises and unfair and fraudulent business practices; (vi) treble and/or exemplary damages; and (vii) costs and attorneys fees. Also on November 11, 2025, Pooph Inc. served ONM Environmental with a lawsuit venued in the Orange County, California Superior Court filed September 11, 2025, case number 30-2025-01511009, alleging ONM Environmental breached the terms of, and the implied covenant of good faith and fair dealing of, the Preferred Master Manufacturing Agreement, seeking damages in an amount to be determined, as well as unjust enrichment, interest, and attorneys fees and costs, arising out of the manufacture and sale of the Pooph-branded products, including the Litterizer cat-litter additive, and ONM Environmental’s refusal to fill purchase orders while Pooph Inc. was in breach of contract for failure to pay past due monies. ONM Environmental disputes the allegations and intends to vigorously defend the lawsuit. While the outcomes of the lawsuits are uncertain, management believes that the resolutions of these proceedings will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. However, adverse outcomes could materially impact future financial results.

Note 15. Related Party Transactions.

Management performed an internal review and inspection and noted there are no material transactions with related parties as defined in ASC 850, except those disclosed in Note 5 Share-based compensation to officers.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

CFO Extension

On January 31, 2026, the Engagement Agreement with our Chief Financial Officer Charles K. Dargan, II automatically extended for a one-year period to expire January 31, 2027 (the “2026-27 Term”). As the sole compensation for the 2026-27 Term, and in accordance with his contract, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock. The Option vests over the period of the extended term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.179 per share, the closing price of BioLargo’s common stock on the last trading day of January 2026, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan.

Clyra Medical

From January 1, 2026, through March 4, 2026, Clyra Medical received $1,705,000 and issued unsecured promissory notes in the aggregate principal amount of $1,705,000, bearing interest at the rate of 15% per annum, which mature February 28, 2029, and require interest-only payments until maturity (titled its 2026 Guaranteed Note). Clyra Medical also issued the investors warrants allowing for the purchase of an aggregate 133,282 shares of its common stock at $7.50 per share, expiring February 28, 2031. Payment of the promissory notes are guaranteed by BioLargo Inc.

BioLargo Energy Technologies, Inc. (“BETI”)

From January 1, 2026, through March 4, 2026, BETI sold 124,867 shares of its common stock and received $462,000 from seven investors. Each investor also entered into an agreement with BioLargo Inc. whereby the investor may exchange some or all of its shares of BETI common stock into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 20 trading days prior to the date of election.

Stock Issuances

From January 1, 2026, through March 4, 2026, we sold 984,188 shares of our common stock to Lincoln Park (see Note 3), and received $170,704 in gross and net proceeds.